MERGER AGREEMENT

by and among

ORIGO ACQUISITION CORPORATION,
as OAC

AINA LE’A, INC.,
as the Company

AINA LE’A MERGER SUB, INC.,
as Merger Sub

and

JOSE ALDEANUEVA,
in the capacity as the OAC Representative

Dated as of December 19, 2016

I. MERGER	1
1.1. Merger	1
1.2. Effective Time	1
1.3. Effect of the Merger	2
1.4. Surviving Corporation Organizational Documents	2
1.5. Directors and Officers of the Surviving Corporation	2
1.6. Merger Consideration	2
1.7. Effect of Merger on OAC Securities	2
1.8. Surrender of OAC Certificates	4
1.9. Effect of Merger on Merger Sub Stock	5
1.10. Appraisal and Dissenter’s Rights	5
1.11. Taking of Necessary Action; Further Action	5
1.12. Section 368 Reorganization	5
II. CLOSING	6
2.1. Closing	6
III. REPRESENTATIONS AND WARRANTIES OF OAC	6
3.1. Due Organization and Good Standing	6
3.2. Authorization; Binding Agreement	6
3.3. Governmental Approvals	7
3.4. Non-Contravention	7
3.5. Capitalization	7
3.6. SEC Filings and OAC Financial Statements	8
3.7. Absence of Certain Changes	9
3.8. Compliance with Laws	9
3.9. Actions; Orders; Permits	9
3.10. Taxes	9
3.11. Employees and Employee Benefit Plans	10
3.12. Intellectual Property	10
3.13. Real and Personal Property	10
3.14. Material Contracts	10
3.15. Transactions with Affiliates	11
3.16. Trust Account	11
3.17. Investment Company Act	11
3.18. Finders and Brokers	11
IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND MERGER SUB	11
4.1. Due Organization and Good Standing	11
4.2. Authorization; Binding Agreement	11
4.3. Capitalization	12
4.4. Subsidiaries	13
4.5. Governmental Approvals	13
4.6. Non-Contravention	14
4.7. SEC Filings and Company Financial Statements	14
4.8. Absence of Certain Changes	16

 i

4.9. Compliance with Laws	16
4.10. Company Permits	16
4.11. Litigation	16
4.12. Material Contracts	16
4.13. Intellectual Property	18
4.14. Taxes	19
4.15. Real Property	20
4.16. Development, Land Use and Development Property Sales	22
4.17. Environmental Matters	23
4.18. Personal Property	23
4.19. Title to and Sufficiency of Assets	24
4.20. Employee Matters	24
4.21. Company Benefit Plans	25
4.22. Transactions with Related Persons	27
4.23. Insurance	27
4.24. Top Customers and Suppliers	28
4.25. Merger Sub Obligations	28
4.26. Investment Company Act	28
4.27. Finders and Investment Bankers	28
4.28. EB-5 Program Compliance	28
4.29. Information Supplied	29
4.30. Disclosure	29
V. COVENANTS	30
5.1. Access and Information	30
5.2. Confidentiality	30
5.3. Conduct of Business of the Company and Merger Sub	31
5.4. Conduct of Business of OAC	33
5.5. Company Public Filings; Interim Financial Statements; Nasdaq Listing	35
5.6. OAC Public Filings	36
5.7. No Solicitation	36
5.8. Notification of Certain Matters	37
5.9. Efforts	37
5.10. Further Assurances	39
5.11. Registration/Proxy Statement	39
5.12. Public Announcements	41
5.13. Post-Closing Board of Directors	42
5.14. New Company Equity Incentive Plan	42
5.15. Use of Trust Account Proceeds After the Closing	42
VI. SURVIVAL	43
6.1. Survival	43
VII. CLOSING CONDITIONS	43
7.1. Conditions to Each Party’s Obligations	43
7.2. Conditions to Obligations of the Company and Merger Sub	44
7.3. Conditions to Obligations of OAC	45

 ii

7.4. Frustration of Conditions	47
VIII. TERMINATION AND EXPENSES	47
8.1. Termination	47
8.2. Effect of Termination	48
8.3. Fees and Expenses	49
IX. TRUST FUND WAIVER	49
9.1. Waiver of Claims Against Trust	49
X. MISCELLANEOUS	50
10.1. Notices	50
10.2. Binding Effect; Assignment	51
10.3. Third Parties	51
10.4. Governing Law; Jurisdiction	51
10.5. Waiver of Jury Trial	52
10.6. Specific Performance	52
10.7. Severability	52
10.8. Amendment	52
10.9. Waiver	52
10.10. Entire Agreement	53
10.11. Interpretation	53
10.12. Counterparts	54
10.13. OAC Representative	54
10.14. Representation of OAC	55
XI. DEFINITIONS	55
11.1. Certain Definitions	55
11.2. Section References	63

 iii

MERGER AGREEMENT

This Merger Agreement (this “Agreement”) is made and entered into as of December 19, 2016 by and among (i) Origo Acquisition Corporation, a Cayman Islands company (“OAC”), (ii) Aina Le’a Inc., a Delaware corporation (the “Company”), (iii) Aina Le’a Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), and (iv) Jose Aldeanueva, solely in the capacity as the OAC Representative pursuant to the designation in Section 10.13 (the “OAC Representative”).

WITNESSETH:

A.                 The Company, directly and indirectly through its subsidiaries, develops residential and commercial community real estate properties;

B.                  The Company owns all of the issued and outstanding shares of equity securities of Merger Sub, which was formed for the sole purpose of the Merger (as defined below);

C.                  The parties intend to effect the merger of OAC with and into Merger Sub, with Merger Sub continuing as the surviving entity (the “Merger”), as a result of which all of the issued and outstanding share capital, warrants and rights of OAC immediately prior to the Effective Time (as defined herein), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate or other instrument previously representing any such shares, warrants or rights shall thereafter represent the right to receive a pro rata portion of the Merger consideration, all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (as amended, the “DGCL”) and the Cayman Islands Companies Law (2016 Revision) (as amended, the “Cayman Act”), all in accordance with the terms of this Agreement; and

D.                 Certain capitalized terms used herein are defined in Article XI hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I
MERGER

1.1             Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the DGCL and the Cayman Act, Merger Sub and OAC shall consummate the Merger, pursuant to which OAC shall be merged with and into Merger Sub, following which the separate corporate existence of OAC shall cease and Merger Sub shall continue as the surviving corporation. Merger Sub, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation”.

1.2             Effective Time. The parties hereto shall cause the Merger to be consummated by filing a certificate of merger for the merger of OAC with and into Merger Sub, which shall be in form and substance reasonably acceptable to OAC (the “Certificate of Merger”), with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL, and a plan of merger for the for the merger of OAC with and into Merger Sub, which shall be in form and substance reasonably acceptable to OAC (the “Plan of Merger”) (and other documents required by the Cayman Act) with the Registrar of Companies of the Cayman Islands as provided in Section 233 of the Cayman Act (the time of such filing, or such later time as specified in the Certificate of Merger and Plan of Merger, being the “Effective Time”).

1.3             Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, the Plan of Merger and the applicable provisions of the DGCL and the Cayman Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of OAC and Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of OAC and Merger Sub set forth in this Agreement to be performed after the Effective Time.

1.4             Surviving Corporation Organizational Documents. At the Effective Time, the Certificate of Incorporation and By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Organizational Documents of the Surviving Corporation.

1.5             Directors and Officers of the Surviving Corporation. At the Effective Time, the board of directors and officers of the Surviving Corporation shall be the board of directors and officers of the Company at the Effective Time (after giving effect to Section 5.13).

1.6             Merger Consideration. As consideration for the Merger, subject to the terms and conditions of this Agreement, each holder of OAC Securities shall be entitled to receive from the Company in exchange for:

(a)                each OAC Ordinary Share (including any OAC Rights that are converted into Ordinary Shares in accordance with the OAC Organizational Documents, the IPO Prospectus and Section 1.7(e) below), 0.600 shares of Company Common Stock (the “Per Share Merger Consideration”);

(b)                each OAC Warrant, a Replacement Company Warrant;

(c)                the OAC UPO, the Replacement Company UPO;

(d)                the OAC Fortress Convertible Notes, the consideration described in Section 1.7(h) below; and

(e)                the OAC Management Convertible Note, if converted by the holders thereof upon the consummation of the Closing in accordance with the terms thereof, the consideration described in Section 1.7(i) below.

1.7             Effect of Merger on OAC Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any party or the holders of any OAC Securities or the holders of any shares of capital stock of the Company or Merger Sub:

(a)                OAC Ordinary Share. Subject to clauses (b) and (c) below, each OAC Ordinary Share issued and outstanding immediately prior to the Effective Time will be cancelled and automatically deemed for all purposes to represent the right to receive the Per Share Merger Consideration, without interest. As of the Effective Time, each holder of OAC Ordinary Shares shall cease to have any other rights with respect to OAC Ordinary Shares other than for such holders who have redeemed their OAC Ordinary Shares in accordance with the OAC Organizational Documents as in effect immediately prior to the Effective Time, the right to receive redemption funds from the Trust Account in accordance with the such Organizational Documents. Any OAC Ordinary Shares that are held in escrow or subject to lock-up shall have the Per Share Merger Consideration issued in exchange therefore continue to be so held in escrow or subject to lock-up. Notwithstanding anything to the contrary contained herein, no fractional shares of Company Common Stock will be issued and instead the applicable Merger consideration will be rounded in the aggregate for each holder to the nearest whole number.

(b)                Treasury Shares. Notwithstanding clause (a) above or any other provision of this Agreement to the contrary, at the Effective Time, if there are any OAC Securities that are owned by OAC as treasury shares or any OAC Securities owned by any direct or indirect Subsidiary of OAC immediately prior to the Effective Time, such OAC Securities shall be canceled and extinguished without any conversion thereof or payment therefor.

(c)                Dissenting Shares. Each of the Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 1.10 and shall thereafter represent only the right to receive the applicable payments set forth in Section 1.10.

(d)                OAC Warrants. Each outstanding OAC Warrant shall be cancelled, retired and terminated and cease to represent a right to acquire OAC Ordinary Shares and automatically converted into the right to receive from the Company a new warrant for shares of Company Common Stock in accordance with the terms of the applicable OAC Warrant (each, a “Replacement Company Warrant”). The Company shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Replacement Company Warrants remain outstanding, a sufficient number of shares of Company Common Stock for delivery upon the exercise of such Replacement Company Warrants.

(e)                OAC Rights. In accordance with the OAC Organizational Documents and the IPO Prospectus, effective as of the Effective Time, each OAC Right shall convert into one-tenth (1/10th) of an OAC Ordinary Share, with the total number of OAC Ordinary Shares to be received by each holder of OAC Rights rounded to the nearest whole share, and with the holder of each such converted OAC Ordinary Share entitled to receive the Per Share Merger Consideration in accordance with Section 1.6(a). Each OAC Right issued and outstanding immediately prior to the Effective Time will be cancelled and automatically deemed for all purposes to represent the right to receive the Per Share Merger Consideration for each OAC Ordinary Share represented by such OAC Right (as rounded in accordance with this Section 1.7(e)), without interest.

(f)                 OAC Units. Any OAC Unit that has not previously been separated into OAC Ordinary Shares, OAC Rights and OAC Warrants in accordance with its terms will automatically be so separated immediately prior to the Effective Time, with the holder thereof being entitled to receive the Merger consideration for each OAC Security represented thereby.

(g)                OAC UPO. The OAC UPO will be cancelled, retired and terminated and automatically converted into the right to receive from the Company a new unit purchase option (the “Replacement Company UPO”). The Replacement Company UPO shall have, and be subject to, substantially the same terms and conditions set forth in the OAC UPO, except that instead of 400,000 OAC Public Units, it will be exercisable for 400,000 units of Company securities at a price per Company unit equal to (x) $11.00 divided by (y) the Per Share Merger Consideration, with each Company unit entitled to receive a number of shares of Company Common Stock equal to 1.1 multiplied by the Per Share Merger Consideration (rounded in the aggregate for each holder to the nearest whole share) and a Replacement Company Warrant (in lieu of an OAC Public Warrant), in each case, subject to subsequent equitable adjustments for stock splits and similar events occurring after the Closing. The Company shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as the Replacement Company UPO remain outstanding, a sufficient number of shares of Company Common Stock for delivery upon the exercise of the Replacement Company UPO and the exercise of any Replacement Company Warrants issuable under the Replacement Company UPO.

(h)                OAC Fortress Convertible Notes. The OAC Fortress Convertible Notes will be cancelled, retired and terminated and automatically converted into a number of shares of Company Common Stock equal to 35,750 multiplied by the Per Share Merger Consideration (rounded in the aggregate for each holder to the nearest whole share) and 32,500 Replacement Company Warrants (in lieu of OAC Private Warrants).

(i)                 OAC Management Convertible Note. If in accordance with the terms thereof, a portion of the principal of the OAC Management Convertible Note is converted by the holders thereof upon the Closing rather than being repaid in full upon the Closing, the OAC Management Convertible Note will be converted into, for each $10.00 of principal converted thereunder, (i) a number of shares of Company Common Stock equal to (x) 1.1, multiplied by (y) the Per Share Merger Consideration (rounded in the aggregate for each holder to the nearest whole share) and (ii) one (1) Replacement Company Warrant (in lieu of an OAC Private Warrant).

1.8             Surrender of OAC Certificates.

(a)                Prior to the Effective Time, the Company shall appoint an agent reasonably acceptable to OAC (the “Exchange Agent”) for the purpose of exchanging for stock certificates and warrant certificates for the Merger consideration certificates, if any were issued, representing OAC Ordinary Shares, OAC Warrants and OAC Rights (collectively “OAC Certificates”). Promptly after the Effective Time, the Company shall send, or shall cause the Exchange Agent to send, to each holder of record of OAC Ordinary Shares, OAC Warrants and OAC Rights as of immediately prior to the Effective Time, a letter of transmittal and instructions (which, if OAC Certificates were issued, shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of OAC Certificates to the Exchange Agent) for use in such exchange.

(b)                Each holder of OAC Ordinary Shares, OAC Warrants and OAC Rights shall be entitled to receive, as soon as reasonably practicable, upon delivery to the Exchange Agent of the OAC Certificate(s) for its OAC Ordinary Shares, OAC Warrants and OAC Rights (if any OAC Certificates were issued), together with a properly completed and duly executed letter of transmittal and such other documents as may be reasonably requested by the Exchange Agent, new stock certificates and warrant certificates for the Per Share Merger Consideration in respect of the OAC Ordinary Shares, OAC Warrants and OAC Rights owned by such holder. Notwithstanding anything to the contrary contained in this Agreement, in accordance with the applicable provisions of the Cayman Act, regardless of whether any OAC Certificate is surrendered, each holder of OAC Ordinary Shares (other than Dissenting Shares), OAC Warrants and OAC Rights shall be entitled to receive their applicable portion of the Merger consideration upon the Effective Time and shall be reflected as owning such Merger consideration as of the Effective Time in the Company’s and the Surviving Corporation’s books and records.

(c)                Notwithstanding anything to the contrary contained herein, in the event that any OAC Certificate which was issued shall have been lost, stolen or destroyed, in lieu of delivery of an OAC Certificate to the Exchange Agent, the holder of the applicable OAC Security may instead deliver to the Exchange Agent an affidavit of lost certificate in form and substance reasonably acceptable to the Company, which at the reasonable discretion of the Company may include a requirement that the owner of such lost, stolen or destroyed OAC Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Company or the Surviving Corporation with respect to OAC Certificates alleged to have been lost, stolen or destroyed. Any affidavit of lost OAC

Certificate properly delivered in accordance with this Section 1.8(c) shall be treated as an OAC Certificate for all purposes of this Agreement.

(d)                After the Effective Time, there shall be no further registration of transfers of OAC Ordinary Shares, OAC Warrants or OAC Rights. If, after the Effective Time, OAC Certificates are presented to the Surviving Company, the Company or the Exchange Agent, they shall be canceled and, if not previously issued, exchanged for certificates for the applicable portion of the Merger consideration provided for, and in accordance with the procedures set forth in this Article I. All securities issued upon the surrender of OAC Securities in accordance with the terms of this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities.

1.9             Effect of Transaction on Merger Sub Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any party or any holder of OAC Securities or the holders of any shares of capital stock of the Company or Merger Sub, each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

1.10         Appraisal and Dissenter’s Rights. No holder of OAC Ordinary Shares who has validly exercised their rights to dissent from the Merger pursuant to Section 238 of the Cayman Act (collectively, the “Dissenting Shareholders”) shall be entitled to receive their portion of the Merger consideration with respect to the OAC Ordinary Shares owned by such Dissenting Shareholder (“Dissenting Shares”) unless and until such Dissenting Shareholder shall have lost its rights to dissent from the Merger under the Cayman Act. Each Dissenting Shareholder shall be entitled to receive from OAC (or after the Closing, the Surviving Corporation) only the payment resulting from the procedure in Section 238 of the Cayman Act with respect to Dissenting Shares owned by such Dissenting Shareholder. In the absence of agreement between OAC (or after the Closing, the Surviving Corporation) and Dissenting Shareholder as to the fair value of the Dissenting Shares, OAC (or after the Closing, the Surviving Corporation) and the Dissenting Shareholder shall take all steps and actions within their respective control to ensure that the fair value of such Dissenting Shares is as determined by any one of Deloitte Touche Tohmatsu Limited, PricewaterhouseCoopers, Ernst & Young or KPMG, as appointed by OAC (or after the Closing, the Surviving Corporation) to do so. In the event that any written notices of objection to the Merger are served by any holder of OAC Ordinary Shares pursuant to Section 238(2) of the Cayman Act, OAC (or after the Closing, the Surviving Corporation) shall serve written notice of the authorization and approval of this Agreement, the Plan of Merger and the Merger on such shareholders pursuant to Section 238(4) of the Cayman Act within twenty (20) days of obtaining the Required OAC Stockholder Vote.

1.11         Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of OAC and Merger Sub, the officers and directors of OAC and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.12         Section 368 Reorganization. For U.S. federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties hereby (a) adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (b) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations, and (c) agree to file all Tax and other informational returns on a basis consistent with such characterization. Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify as a reorganization under Section 368 of the Code.

Article II
Closing

2.1             Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the Merger and the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ellenoff Grossman & Schole, LLP (“EGS”), 1345 Avenue of the Americas, 11th Floor, New York, NY 10105, on the third (3rd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived at 10:00 a.m. local time, or at such other date, time or place as OAC and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

Article III
REPRESENTATIONS AND WARRANTIES OF OAC

Except as set forth in the disclosure schedules delivered by OAC to the Company on the date hereof (the “OAC Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, OAC represents and warrants to the Company and Merger Sub as follows:

3.1             Due Organization and Good Standing. OAC is a company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. OAC has all requisite corporate, limited liability, or other organizational power and authority to own, lease and operate its properties and to carry on its business as now being conducted. OAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except as would not reasonably be expected to have a Material Adverse Effect on OAC. OAC has heretofore made available to the Company accurate and complete copies of its Organizational Documents, as currently in effect.

3.2             Authorization; Binding Agreement. OAC has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by OAC, and (b) no other corporate proceedings, other than as set forth elsewhere in the Agreement (including the approval of OAC’s stockholders as necessary for the Required OAC Stockholder Vote and the Extension), on the part of OAC are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which OAC is a party shall be when delivered, duly and validly executed and delivered by OAC and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto, constitutes, or when delivered shall constitute, the valid and binding obligation of OAC, enforceable against OAC in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

3.3             Governmental Approvals. No Consent of or with any Governmental Authority, on the part of OAC is required to be obtained or made in connection with the execution, delivery or performance by OAC of this Agreement and each Ancillary Document to which it is a party or the consummation by OAC of the transactions contemplated hereby and thereby, other than (i) such filings as may be required in any jurisdiction where OAC is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, (ii) pursuant to Antitrust Laws, (iii) such filings as contemplated by this Agreement, (iv) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (v) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, (vi) the filing of the Plan of Merger and related documents with, and the acceptance by, the Registrar of Companies of the Cayman Islands, and (vii) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on OAC.

3.4             Non-Contravention. The execution and delivery by OAC of this Agreement and each Ancillary Document to which it is a party, the consummation by OAC of the transactions contemplated hereby and thereby, and compliance by OAC with any of the provisions hereof and thereof, will not, (a) conflict with or violate any provision of OAC’s Organizational Documents, or (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law to which OAC is subject, except for any deviations from any of the foregoing that would not reasonably be expected to have a Material Adverse Effect on OAC.

3.5             Capitalization.

(a)                The authorized share capital of OAC consists of 100,000,000 OAC Ordinary Shares and 1,000,000 preferred shares, $0.0001 per share. As of the date hereof, (i) 4,445,005 OAC Ordinary Shares are issued and outstanding, of which 1,050,000 were not issued as part of OAC Units in the IPO or the OAC Private Placement (as defined below) and (ii) no preferred shares are issued and outstanding. OAC issued 4,200,000 OAC Public Units in its IPO (including an over-allotment option for 200,000 OAC Public Units exercised shortly after the initial closing of the IPO), along with a simultaneous private placement of 286,000 OAC Private Units (including an over-allotment option for 1,000 OAC Units exercised shortly after the initial closing of the IPO) (the “OAC Private Placement”). As of the date hereof, there are issued and outstanding a total of (i) 4,200,000 OAC Public Warrants and 4,200,000 OAC Public Rights issued as part of OAC Public Units in the IPO, (ii) 286,000 OAC Private Warrants and 286,000 OAC Private Rights issued as part of OAC Private Units in the OAC Private Placement and (iii) the OAC UPO to purchase up to 400,000 OAC Public Units. As of the date hereof, OAC has (i) $325,000 in outstanding principal obligations under the OAC Fortress Convertible Notes) and (ii) $1,287,665 in outstanding principal obligations under the OAC Management Convertible Note. All outstanding OAC Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Act, the OAC Organizational Documents or any Contract to which OAC is a party or bound. None of the outstanding OAC Securities have been issued in violation of any applicable securities Laws. OAC does not, directly or indirectly, have any Subsidiaries or own any equity interests in any other Person.

(b)                Except as set forth in Section 3.5(a) and/or the OAC SEC Reports available on EDGAR, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A)

relating to the issued or unissued shares of OAC, (B) obligating OAC to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating OAC to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such shares. There are no outstanding obligations of OAC to repurchase, redeem or otherwise acquire any shares of OAC or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person (other than as contemplated by this Agreement and the Redemption Offers). Except as set forth in Schedule 3.5(b) or the OAC SEC Reports available on EDGAR, there are no shareholders agreements, voting trusts or other agreements or understandings to which OAC is a party with respect to the voting of any OAC Securities.

(c)                All Indebtedness of OAC is disclosed on Schedule 3.5(c). No Indebtedness of OAC contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by OAC or (iii) the ability of OAC to grant any Lien on its properties or assets.

(d)                Since the date of formation of OAC, OAC has not declared or paid any distribution or dividend in respect of its shares and, except for redemptions that were made by OAC in connection with the first extension of the date by which it must complete a Business Combination from June 12, 2016 to December 12, 2016 (the “Initial Extension”) or the second extension of the date by which it must complete a Business Combination from December 12, 2016 to March 12, 2017 (the “Second Extension”), and except as otherwise contemplated by this Agreement (including the Redemption Offers), OAC has not repurchased, redeemed or otherwise acquired any of its shares, and OAC’s board of directors has not authorized any of the foregoing.

3.6             SEC Filings and OAC Financial Statements.

(a)                OAC, since its formation, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by OAC with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, OAC has delivered to the Company copies in the form filed with the SEC of all of the following: (i) OAC’s Annual Reports on Form 10-K for each fiscal year of OAC beginning with the first year OAC was required to file such a form, (ii) OAC’s Quarterly Reports on Form 10-Q for each fiscal quarter that OAC filed such reports to disclose its quarterly financial results in each of the fiscal years of OAC referred to in clause (i) above, and (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by OAC with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “OAC SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any report referred to in clause (i) above. The certifications and statements described in clause (iv) of the preceding sentence are each true as of their respective dates of filing. The OAC SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of OAC SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other OAC SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)                As of the date of this Agreement, (i) OAC Ordinary Shares, OAC Public Warrants, OAC Public Rights and OAC Public Units are listed on Nasdaq and (ii) there are no Actions pending or, to the Knowledge of OAC, threatened against OAC by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of OAC Ordinary Shares, OAC Public Warrants, OAC Public Rights or OAC Public Units on Nasdaq.

(c)                The financial statements and notes contained or incorporated by reference in the OAC SEC Reports (the “OAC Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of OAC at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(d)                Except as and to the extent reflected or reserved against in the OAC Financials, OAC has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the OAC Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since OAC’s formation in the ordinary course of business.

3.7             Absence of Certain Changes. As of the date of this Agreement, OAC has (a), since its formation, conducted no business other than its formation, the public offering of its securities (and related private offerings), the Initial Extension and Second Extension and related activities, public reporting and its search for an initial business combination as described in the IPO prospectus, and (b) since January 1, 2016, not been subject to a Material Adverse Effect.

3.8             Compliance with Laws. OAC is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business in all material respects, and OAC has not received written notice alleging any violation of applicable Law in any material respect by OAC.

3.9             Actions; Orders; Permits. There is no pending or, to the Knowledge of OAC, threatened Action to which OAC is subject which would reasonably be expected to have a Material Adverse Effect on OAC, and there is no material Action that OAC has pending against other Person. OAC is not subject to any material Orders of any Governmental Authority. OAC holds all Consents necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on OAC.

3.10         Taxes.

(a)                OAC has or will have timely filed, or caused to be timely filed, all material Tax Returns by it, which such Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the OAC Financials have been established in accordance with GAAP. Schedule 3.10(a) sets forth each jurisdiction where OAC files or is required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against OAC in respect of any Tax, and OAC has not been notified in writing of any proposed Tax claims or assessments against OAC (other than, in each case, claims or assessments for which adequate reserves in the OAC Financials have been established in accordance with GAAP or are immaterial in amount). There are no material Liens with respect to any Taxes upon any of OAC’s assets, other than Permitted Liens. OAC has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by OAC for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b)                OAC has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which OAC is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(c)                Since the date of its formation, OAC has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund, or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

3.11         Employees and Employee Benefit Plans. OAC does not (i) have any paid employees or (ii) maintain, or have Liability under, any Benefit Plans.

3.12         Intellectual Property. OAC does not own, license or otherwise has any right, title or interest in any material Intellectual Property.

3.13         Real and Personal Property. OAC does not own or lease any material real property or Personal Property.

3.14         Material Contracts.

(a)                Except as set forth on Schedule 3.14(a) or in the OAC SEC Reports available on EDGAR, other than this Agreement and the Ancillary Documents, there are no Contracts to which OAC is a party or bound, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by OAC on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of OAC as its business is currently conducted, any acquisition of material property by OAC, or restricts in any material respect the ability of OAC from engaging in business as currently conducted by it or from competing with any other Person (each, a “OAC Material Contract”). All OAC Material Contracts have been made available to the Company other than those that are exhibits to the OAC SEC Reports and available on EDGAR.

(b)                With respect to each OAC Material Contract: (i) the OAC Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the OAC Material Contract is legal, valid, binding and enforceable in all material respects against OAC and, to the Knowledge of OAC, the other parties thereto, and in full force and effect (except as such enforcement may be limited by the Enforceability Exceptions); (iii) OAC is not in breach or default, and, to the Knowledge of OAC, no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by OAC, or permit termination or acceleration by the other party, under such OAC Material Contract that would reasonably be expected to have a Material Adverse Effect; and (iv) to the Knowledge of OAC, no other party to any OAC Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by OAC, under any OAC Material Contract.

3.15         Transactions with Affiliates. Except as set forth on Schedule 3.15 or in the OAC SEC Reports available on EDGAR, there are no Contracts or arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between OAC and any (a) present or former director, officer or employee or Affiliate of OAC, or any family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of OAC’s outstanding OAC Ordinary Shares as of the date hereof.

3.16         Trust Account. As of the date of this Agreement, OAC has at least $32,600,000 in the Trust Account. In connection with the Second Extension, the Company received the OAC Second Extension Note, which is due and owing to the Company and in full force and effect as of the date of this Agreement.

3.17         Investment Company Act. OAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

3.18         Finders and Brokers. Except as set forth in the OAC SEC Reports available on EDGAR or in Schedule 3.18, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of OAC.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND MERGER SUB

Except as set forth in the disclosure schedules delivered by the Company to OAC on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, each of the Company and Merger Sub hereby represent and warrant to OAC as follows:

4.1             Due Organization and Good Standing. Each of the Company and Merger Sub is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of the Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. The Company has provided to OAC accurate and complete copies of its Organizational Documents and the Organizational Documents of each of its Subsidiaries, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents.

4.2             Authorization; Binding Agreement. Each of the Company and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, and to consummate the transactions contemplated hereby and thereby.

The execution and delivery of this Agreement and each Ancillary Document to which the Company or Merger Sub is a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s Board of Directors in accordance with the Company’s Organizational Documents, (b) have been duly and validly authorized by Merger Sub’s Board of Directors and stockholders in accordance with Merger Sub’s Organizational Documents and (c) no authorization of the Company’s stockholders or any other corporate proceedings on the part of the Company or Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company or Merger Sub is a party shall be when delivered, duly and validly executed and delivered by the Company or Merger Sub, as applicable, and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such party, as applicable, enforceable against such party in accordance with its terms, subject to the Enforceability Exceptions.

4.3             Capitalization.

(a)                The authorized capital of the Company consists of: (i) 50,000,000 shares of Company Common Stock, 9,108,056 shares of which are issued and outstanding; and (ii) 10,000,000 shares of Company Preferred Stock, none of which are issued and outstanding. Schedule 4.3(a) sets forth, as of the date of this Agreement, the name and beneficial ownership of the Company’s capital stock held by any stockholder or group of stockholders (in accordance with Exchange Act requirements) who beneficially own at least five percent (5%) of the issued and outstanding shares of capital stock of the Company. All of the outstanding shares of Company Stock have been duly authorized, are fully paid and non-assessable and were validly issued in compliance with all applicable federal and state securities laws and not in violation of any preemptive rights or rights of first refusal or first offer. The Company holds no Company Stock in its treasury. The authorized capital of Merger Sub consists of 100 shares of Merger Sub Common Stock, 100 of which are issued and outstanding, all of which are owned by the Company.

(b)                Except as set forth in Section 4.3(a), there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive, right of first refusal or first offer or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, Contracts or commitments of any character, (A) relating to the issued or unissued shares of the Company, (B) obligating the Company to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such shares. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or other securities of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 4.3(b), there are no shareholders agreements, voting trusts or other agreements or understandings to which the Company is a party or bound with respect to the voting of any Company equity securities or other securities. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. All of the Company’s securities have been granted, offered, sold and issued in compliance in all material respects with all applicable foreign, state and federal securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c)                Each Company Option intended to qualify as an “incentive stock option” under the Code so qualifies. Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective by all necessary corporate action, and: (i) the stock option agreement governing such grant was duly executed and delivered by each party thereto; (ii) each such grant was made in accordance with the terms of the applicable Company Benefit Plan under which it was issued and all other applicable Laws; (iii) the per share exercise price of each Company Option was equal to the fair market value of a share of Company Common Stock on the applicable grant date; and (iv) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company.

(d)                Since its formation, the Company and has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interest of the Company, and the Board of Directors of the Company has not authorized any of the foregoing.

4.4             Subsidiaries. Schedule 4.4 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized capital stock or other equity interests (if applicable), (c) the number of issued and outstanding shares of capital stock or other equity interests and the record holders and beneficial owners thereof and (d) its Tax election to be treated as a corporate or a disregarded entity under the Code and any state or applicable non-U.S. Tax laws, if any. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, were offered, sold and delivered in compliance with all applicable Laws governing the issuance of securities, are fully paid and non-assessable, and are owned by one or more of the Company or its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. Except for the equity interests of the Subsidiaries listed on Schedule 4.4, the Company does not own or have any rights to acquire, directly or indirectly, any capital stock or other equity interests of any Person. None of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. No Subsidiary of the Company has any limitation on its ability to make any distributions or dividends to its equity olders, whether by Contract, Order or applicable Law.

4.5             Governmental Approvals. Except as otherwise described in Schedule 4.5, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company or Merger Sub of this Agreement or any Ancillary Documents or the consummation by the Company or Merger Sub of the transactions contemplated hereby or thereby other than (i) such filings as expressly contemplated by this Agreement, (ii) pursuant to Antitrust Laws, (iii) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (iv) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (v) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to be material to any Target Company.

4.6             Non-Contravention. Except as otherwise described in Schedule 4.6, the execution and delivery by the Company of this Agreement and each Ancillary Document and the consummation by the Company of the transactions contemplated hereby and thereby and compliance by the Company with any of the provisions hereof or thereof will not, as the case may be, (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions any Contract to which a Target Company or by which a Target Company or its properties or assets are otherwise bound.

4.7             SEC Filings and Company Financial Statements.

(a)                The Company, since its formation, has filed all forms, reports, schedules, statements, registrations statements, prospectuses and other documents required to be filed or furnished by the Company with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, the Company has delivered to OAC copies in the form filed with the SEC of all of the following: (i) the Company’s Annual Reports on Form 10-K for each fiscal year of the Company beginning with the first year the Company was required to file such a form, (ii) the Company’s Quarterly Reports on Form 10-Q for each fiscal quarter that the Company filed such reports to disclose its quarterly financial results in each of the fiscal years of the Company referred to in clause (i) above, and (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Company with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “Company SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any report referred to in clause (i) above. The certifications and statements described in clause (iv) of the preceding sentence are each true as of their respective dates of filing. The Company SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of Company SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other Company SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 4.7, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)                The financial statements and notes contained or incorporated by reference in the Company SEC Reports (the “Company Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Company at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout and among the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c)                Except as set forth in the Company SEC Reports available on EDGAR, the management of the Company has (i) implemented and maintains (A) disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act that are reasonably designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officers of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports and (B) a system of internal control over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and (ii) disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the board of directors of the Company (A) any significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data and has identified for the Company’s auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company has made available to OAC all such disclosures described in clause (ii) made by management in writing to the Company’s auditors and audit committee since December 31, 2013.

(d)                All Indebtedness of the Target Companies is disclosed on Schedule 4.7(d). Except as disclosed on Schedule 4.7(d), no Indebtedness of any Target Company (i) contains any restriction upon (A) the prepayment of any of such Indebtedness, (B) the incurrence of Indebtedness by any Target Company, or (C) the ability of the Target Companies to grant any Lien on their respective properties or assets or (ii) has been subject to a default or event of default which has not been cured, satisfied or waived.

(e)                The audited balance sheet of the Company, dated as of March 31, 2016, contained in the Company SEC Reports filed prior to the date hereof and available on EDGAR is hereinafter referred to as the “Company Balance Sheet”. Except as set forth on Schedule 4.7(e), no Target Company is subject to any Liabilities or obligations (whether or not those required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that are either (i) adequately reflected or reserved on or provided for in the Company Balance Sheet contained in the Company Financials, (ii) that were incurred after the date of the Company Balance Sheet in the ordinary course of business consistent with past practice, (iii) are incurred in connection with the transactions contemplated by this Agreement or (iv) are not, and would not reasonably be expected to be, in individually or in the aggregate, material to any Target Company.

(f)                 All financial projections with respect to the Target Companies that were delivered by or on behalf of the Company to OAC or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

(g)                All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance in all material respects with applicable Laws.

4.8             Absence of Certain Changes. Except as set forth on Schedule 4.8, since the date of the Company Balance Sheet, each Target Company has (a) conducted its business only in the ordinary course of business, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 5.3(b) (without giving effect to Schedule 5.3) if such action were taken on or after the date hereof without the consent of OAC or its Affiliates.

4.9             Compliance with Laws. No Target Company is or has been in material conflict or non-compliance with, or in material default or violation of, nor has any Target Company received any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

4.10         Company Permits. Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to OAC true, correct and complete copies of all material Company Permits. All of the material Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No Target Company is in violation in any material respect of the terms of any material Company Permit.

4.11         Litigation. Except as described on Schedule 4.11, there is no (a) Action of any nature pending or, to the Company’s Knowledge, threatened, nor is there any reasonable basis for any Action to be made, or (b) Order pending now or rendered by a Governmental Authority, in either case (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Target Company must be related to the Target Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 4.11, if finally determined adverse to the Target Companies, will not have a Material Adverse Effect upon any Target Company. Since April 1, 2013, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

4.12         Material Contracts.

(a)                Schedule 4.12(a) sets forth a true, correct and complete list of, and the Company has made available to OAC (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each, a “Company Material Contract”) that:

(i)                 contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)               involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii)             involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv)              evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) having an outstanding principal amount in excess of $50,000;

(v)                involves the acquisition or disposition (to the extent such transaction would be consummated after the date hereof), directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $50,000 (other than in the ordinary course of business) or capital stock or other equity interests of another Person;

(vi)              relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii)            by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of more than $50,000 per year or $100,000 in the aggregate;

(viii)          obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $50,000;

(ix)              is between any Target Company and any Top Customer or Top Supplier;

(x)                is between any Target Company and any directors, officers or employees of a Target Company (other than at-will employment arrangements with employees entered into in the ordinary course of business), including all non-competition, severance and indemnification agreements, or any Related Person;

(xi)              obligates the Target Companies to make any capital commitment or expenditure in excess of $50,000 (including pursuant to any joint venture);

(xii)            relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality obligations);

(xiii)          provides another Person (other than another Target Company) with a power of attorney;

(xiv)          relates to the development, ownership, licensing or use of any material Intellectual Property by, to or from any Target Company; or

(xv)            is otherwise material to any Target Company or outside of the ordinary course of business of the Target Companies and not described in clauses (i) through (xiv) above.

(b)                Except as disclosed in Schedule 4.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto (subject to Enforceability Exceptions) and, to the Knowledge of the Company, each other party thereto, and are in full force and effect; (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract against the Target Company party thereto or, to the Knowledge of the Company, any other party thereto; (iii) no Target Company is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received notice of an intention by any party to any such Company Material Contract that provides for a material continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company in any material respect; and (vi) no Target Company has waived any rights under any such Material Contract.

4.13         Intellectual Property.

(a)                Schedule 4.13(a)(i) sets forth: (i) all U.S. and foreign Patents and Patent applications, Trademark and service mark registrations and applications, internet domain name registrations and applications, and copyright registrations and applications owned or licensed by a Target Company or otherwise used or held for use by a Target Company in which a Target Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by a Target Company. Each Target Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Target Company, and previously used or licensed by such Target Company, except for the Intellectual Property subject to a license, sublicense or permission under which the Target Company is a licensee or is otherwise authorized to use such Intellectual Property (each, a “Company IP License”). All Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP.

(b)                Each Target Company has a valid and enforceable license to use all material Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Target Companies as presently conducted. Each Target Company has performed all obligations imposed on it in the Company IP Licenses in all material respects, has made all payments required to date, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder in any material respect. The continued use by the Target Companies of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Target Company. All registrations for Copyrights, Patents and Trademarks that are owned by or exclusively licensed to any Target Company are valid and in force, and all applications to register any Copyrights, Patents and

Trademarks are pending and in good standing, all without challenge of any kind. No Target Company is party to any Contract that requires a Target Company to assign to any Person all of its rights in any Intellectual Property developed by a Target Company under such Contract.

(c)                No Action is pending or, to the Company’s Knowledge, threatened that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property currently licensed, used or held for use by the Target Companies that is material to any Target Company. No Target Company has received any notice or claim asserting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, in any case, in any material respect, as a consequence of the business activities of any Target Company. There are no Orders to which any Target Company is a party or its otherwise bound that, in any material respect, (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (iii) grant any third Person any right with respect to any Intellectual Property owned by a Target Company. No Target Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect. To the Company’s Knowledge, no third party is infringing upon, has misappropriated or is otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any Target Company (“Company IP”).

(d)                To the Company’s Knowledge, no Person has obtained unauthorized access to third party information and data in the possession of a Target Company, nor has there been any other compromise of the security, confidentiality or integrity of such information or data. Each Target Company has complied in all material respects with all applicable Laws relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. The operation of the business of the Target Companies has not and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

4.14         Taxes.

(a)                Each Target Company has or will have timely filed, or caused to be timely filed, all federal, state, local and foreign Tax Returns and reports required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. Each Target Company has complied with all applicable Laws relating to Tax in all material respects.

(b)                There is no current Action pending, or the to the Knowledge of the Company, threatened against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c)                No Target Company is being audited by any Tax authority or has been notified by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d)                There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e)                Each Target Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f)                 No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g)                No Target Company has made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h)                No Target Company has participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulation section 1.6011-4.

(i)                 No Target Company has any Liability or potential Liability for the Taxes of another Person (other than another Target Company) (i) under any applicable Law related to Tax, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise. No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority) that will be binding on the Surviving Corporation or its Subsidiaries with respect to any period following the Closing Date.

(j)                 No Target Company has requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority with respect to any Taxes, nor is any such request outstanding.

(k)                No Target Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

4.15         Real Property.

(a)                Schedule 4.15(a) sets forth a complete list of (i) all real property and interests in real property, including improvements thereon and easements appurtenant thereto owned in fee by any Target Company (collectively, the “Company Owned Properties”), (ii) all real property and interests in real property leased by any Target Company (collectively, the “Company Leased Properties” and, together with the Company Owned Properties, the “Company Real Properties”) as lessee or lessor, together with a list of all leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof (collectively, the “Company Real Property Leases”), and including the name of the lessor or lessee, the date of the lease, and a description the current annual rent and term under each Company Real Property Lease. The Target Companies have good and marketable fee title to all Company Owned Properties, free and clear of all Liens of any nature whatsoever, except for Permitted Liens. The Company Real Properties constitute all interests in real property currently used, occupied or currently held for use in connection with the business of the Target Companies and which are necessary for the continued operation of the business of the Target Companies as the business is currently conducted. All of the Company Real Properties and buildings, fixtures and improvements thereon (i) are in good operating condition without structural defects, and all mechanical and other systems located thereon are in good operating condition, and no condition exists requiring material repairs, alterations or corrections and (ii) are suitable, sufficient and appropriate in all respects for their current and contemplated uses. None of the improvements located on the Company Real Properties constitute a legal non-conforming use or otherwise require any special dispensation, variance or special permit under any Laws. The Company has delivered to OAC true, correct and complete copies of (i) all deeds, title reports and surveys for the Company Owned Properties and (ii) the Company Real Property Leases, together with all amendments, modifications or supplements, if any, thereto. The Company Real Properties are not subject to any leases, subleases, licenses, occupancy, rights of first refusal, options to purchase or rights of occupancy, except the Company Real Property Leases set forth on Schedule 4.15(a).

(b)                Each Target Company has a valid, binding and enforceable leasehold interest under each of the Company Leased Properties under which it is a lessee, free and clear of all Liens other than Permitted Liens. Each of the Company Real Property Leases is in full force and effect. No Target Company is in default under any Company Real Property Lease, and no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default. No Target Company has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by a Target Company under any of the Company Real Property Leases and, to the Knowledge of the Company, no other party is in default thereof. No party to any Company Real Property Lease has exercised any termination rights with respect thereto.

(c)                The Target Companies have all certificates of occupancy and Permits of any Governmental Authority necessary or useful for the current use and operation of each Company Real Property, and the Target Companies have fully complied with all material conditions of the Permits applicable to them. No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any such Permit.

(d)                With respect to the Company Real Properties: (i) there are no pending or, to the Knowledge of the Company, threatened condemnation or eminent domain proceedings or Actions relating to any Company Real Property, and no Target Company has received any notice of the intention of any Governmental Authority or other Person to take or use all or any part thereof; (ii) there are no pending or, to the Knowledge of the Company, threatened Actions relating to boundary lines, ingress and egress, adverse possession or similar issues; (iii) the existing buildings and improvements located on the Company Real Properties are located entirely within the boundary lines of such Company Real Property or on permanent easements on adjoining land benefiting such Company Real Property and may lawfully be used under applicable zoning and land use laws for the purposes for which they are presently being used; and (iv) the Company Real Properties are in compliance with the terms and provisions of any restrictive covenants, easements, or agreements affecting such Company Real Property. No Target Company has received any notice from any insurance company that has issued a policy with respect to any Company Real Property requiring performance of any structural or other repairs or alterations to such Company Real Property.

(e)                Except as set forth in Schedule 4.15(e), no Target Company owns, holds, is obligated under or is a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

4.16         Development, Land Use and Development Property Sales. Except as set forth in Schedule 4.16:

(a)                There are no pending or, threatened governmental proceedings to alter or restrict the zoning or the proposed uses applicable to any Company Real Property. No Target Company has received any notice, written or otherwise, from any Governmental Authority requiring the correction of any condition with respect to any Company Real Property which might be in violation of any Law and there exists no condition with respect to any Company Real Property that is in violation of any Law. No Target Company has received any notice, written or otherwise, from any Governmental Authority or other third party alleging violations of any applicable requirement or notice as to any Company Real Property of any applicable recorded covenants, conditions or restrictions.

(b)                There has been no circumstance, occurrence or event which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on any Target Company with respect to the ability of the Target Companies to develop any of the Company Owned Properties in a manner consistent with applicable zoning.

(c)                With respect to a portion of the Company Real Properties, the parcel identified as Tax Map Key Parcel Number (3) 6-8-001-036 (“Parcel D-1-B-2”), the Company has been issued valid building permits for the construction and development of 432 residential units. Potable and non-potable water, adequate for the use and development of Parcel D-1-B-2 in a manner consistent with applicable zoning requirements, is available for service to Parcel D-1-B-2. Sewer, adequate for the use and development of Parcel D-1-B-2 in a manner consistent with applicable zoning requirements, is available for service to Parcel D-1-B-2, without the necessity of any Target Company constructing any off-site improvements or paying any additional expenses or fees (except customary connection charges). Electrical utility service, adequate for the use and development of Parcel D-1-B-2 in a manner consistent with applicable zoning requirements, is available for service to Parcel D-1-B-2.

(d)                The Target Companies have entered into valid and binding agreements necessary to permit them to develop potable and non-potable water wells, service lines and distribution systems, with adequate capacity to service all of the Company Real Properties in a manner consistent with applicable zoning requirements.

(e)                The County of Hawaii zoning of each Company Owned Property is as set forth on Schedule 4.16(e), and there are no pending or threatened Actions seeking to change the current zoning of any Company Owned Property.

(f)                 Each Company Owned Property is classified in multiple State Land Use Districts as set forth on Schedule 4.16(f), and there are no pending or threatened Actions seeking to change the current State Land Use Classifications of any Company Owned Property.

(g)                The Company, as to a 85.29179% undivided interest, and 435 individual investors, as to an aggregate of 14.70821% undivided interests, have record title to Lot D-1-B1 consisting of 23.514 acres (“Parcel D-1-B-1”), in each case subject to no Liens other than Permitted Liens. The Company, as to a 4.15412% undivided interest, and Emerald Hawaii Services, Inc., a Hawaiian company, as trustee under that certain unrecorded Aina Le’a Land Trust Agreement for Aina Le’a Land Trust No. 1, as amended and restated by unrecorded instrument dated July 7, 2011, as to a 95.84588% undivided interest, has record title to Parcel D-1-B-2 consisting of 37.908 acres, in each case subject to no Liens other than Permitted Liens. The Company has record title to Lots B-1-A and D-1-A, consisting of land of 1,011 acres (collectively with Parcel D-1-B-1 and Parcel D-1-B-2, the “Parcels”), subject to no Liens other than Permitted Liens.

4.17         Environmental Matters. Except as set forth in Schedule 4.17:

(a)                Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b)                No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No Target Company has assumed, contractually or by operation of Law, any Liabilities under any Environmental Laws.

(c)                No Action has been made or is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in violation of any Environmental Law or Environmental Permit or may have any Liability under any Environmental Law.

(d)                No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Target Company incurring any Environmental Liabilities. There is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(e)                There is no investigation of the business, operations, or currently owned, operated, or leased property of a Target Company or, to the Company’s Knowledge, previously owned, operated, or leased property of a Target Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Environmental Liabilities or Liens under any Environmental Law.

(f)                 The Company has provided to OAC all environmentally related site assessments, audits, studies, reports, analyses, and results of investigations that have been performed in respect of the Company Real Properties and any other currently or previously owned, leased, or operated properties of any Target Company.

4.18         Personal Property. Except as would not reasonably be expected to be, individually or in the aggregate, material to any Target Company, each Target Company is in possession of and has good and marketable title to, or valid leasehold interests in or valid rights under contract to use, the Personal

Property owned, leased or used by the Target Company, free and clear of all Liens other than Permitted Liens.

4.19         Title to and Sufficiency of Assets. Except as set forth on Schedule 4.19, each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than Permitted Liens. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted and presently proposed to be conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted and as presently proposed to be conducted.

4.20         Employee Matters.

(a)                No Target Company is a party to any collective bargaining agreement or other Contract with any group of employees, labor organization or other representative of any of the employees of any Target Company and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 4.20(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, between the any Target Company and Persons employed by or providing services to a Target Company. To the Knowledge of the Company, no officer or employee of a Target Company has any current plan to terminate his or her employment with any Target Company.

(b)                Except as set forth in Schedule 4.20(b), each Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written notice, or any other form of notice, that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied Contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c)                Schedule 4.20(c) hereto sets forth a complete and accurate list of all employees of the Target Companies showing for each as of that date (i) the employee’s name, job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Target Companies)), (ii) any bonus, commission or other remuneration other than salary paid during each of the calendar years ending December 31, 2015 and December 31, 2016, and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee for the calendar year ending December 31, 2016. Except as set forth on Schedule 4.20(c), (A) no employee is a party to a written employment Contract with a Target Company and each is employed “at will”, and (B) the Target Companies have paid in full to all such employees all wages, salaries, commission, bonuses and other compensation due to such employees, including overtime compensation, and there are no severance payments which are or could become payable by a Target Company to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any Law, custom, trade or practice. Except as set forth in Schedule 4.20(c), each such employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with the Company or its Subsidiaries, a copy of which has been provided to OAC by the Company.

(d)                Schedule 4.20(d) contains a list of all independent contractors (including consultants) currently engaged by any Target Company, along with the position, the entity engaging such Person, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 4.20(d), all of such independent contractors are a party to a written Contract with a Target Company. Each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with a Target Company, a copy of which has been provided to OAC by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee.

4.21         Company Benefit Plans.

(a)                Set forth on Schedule 4.21(a) is a true and complete list of each Benefit Plan, existing at the Effective Time or prior thereto, established or to which contributions have at any time been made by a Target Company, or any predecessor thereof, or under which any employee, former employee, director, agent or independent contractor of a Target Company or any beneficiary thereof is covered, is eligible for coverage or has benefit rights (each, a “Company Benefit Plan”). With respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Company Financials. No Target Company is or has in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code, nor does any Target Company have any Liability with respect to any collectively-bargained for Benefit Plans, whether or not subject to the provisions of ERISA. No statement, either written or oral, has been made by any Target Company to any Person with regard to any Company Benefit Plan that was not in accordance with the terms of a Company Benefit Plan in any respect.

(b)                Each Company Benefit Plan is and has been operated at all times in compliance with all applicable Laws, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is maintained in all respects in accordance with the terms of a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Target Companies have requested an initial favorable U.S. Internal Revenue Service determination of qualification and/or exemption within the period permitted by applicable Law. No fact exists which could adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c)                With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Target Company, the Company has provided to OAC accurate and complete copies, if applicable, of: (i) all Company Benefit Plan texts and agreements and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) all employee communications (including all summary plan descriptions and summaries of material modifications thereto); (iii) the three (3) most recent IRS Form 5500s, if applicable, and annual reports, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination or opinion letter received from the U.S. Internal Revenue Service; (vii) the most recent actuarial valuation; and (viii) all communications with any Governmental Authority.

(d)                With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in accordance with its terms, the Code and ERISA; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (v) all contributions and premiums due through the Closing Date have been made as required under ERISA or have been fully accrued on the Company Financials.

(e)                No Company Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and no Target Company has incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such Liability to be incurred. No Company Benefit Plan will become a multiple employer plan with respect to any Target Company immediately after the Closing Date. No Target Company currently maintains or contributes to, or has ever maintained or contributed to or in any way directly or indirectly had any Liability (whether contingent or otherwise) with respect to any “multiemployer plan,” within the meaning of Section 3(37) or 4001(a)(3) of ERISA. No Target Company currently maintains or has ever maintained, or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(f)                 There is no arrangement under any Company Benefit Plan with respect to any employee that would result in the payment of any amount that by operation of Sections 280G or 162(m) of the Code would not be deductible by the Target Companies and no arrangement exists pursuant to which a Target Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.

(g)                With respect to each Company Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to current or former employees of a Target Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. Each Target Company has complied with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.

(h)                Except as set forth on Schedule 4.21(h), the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; (iii)

result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code. No Target Company has incurred any Liability for any Tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA.

(i)                 Except to the extent required by Section 4980B of the Code or similar state Law, no Target Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(j)                 All Company Benefit Plans can be terminated at any time as of or after the Closing Date without resulting in any liability to the Company or the Surviving Corporation or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities.

(k)                Each Company Benefit Plan that is subject to Section 409A of the Code (each, a “Section 409A Plan”) as of the Closing Date is indicated as such on Schedule 4.21(k). No Company Options or other equity-based awards have been issued or granted by the Company that are, or are subject to, a Section 409A Plan. Each Section 409A Plan has been administered in compliance, and is in documentary compliance, with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder. No Target Company has any obligation to any employee or other service provider with respect to any Section 409A Plan that may be subject to any Tax under Section 409A of the Code. No payment to be made under any Section 409A Plan is, or to the Knowledge of the Company will be, subject to the penalties of Section 409A(a)(1) of the Code. There is no Contract or plan to which any Target Company is a party or is bound to compensate any employee, consultant or director for penalty taxes paid pursuant to Section 409A of the Code.

4.22         Transactions with Related Persons. Except as set forth on Schedule 4.22, or as set forth in the Company SEC Reports available on EDGAR, no Target Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years has been, a party to any transaction, Contract, commitment or other arrangement with a Target Company that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

4.23         Insurance.

(a)                Schedule 4.23(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium, type of policy and scope of coverage) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to OAC. Except as would not, individually or in the aggregate, reasonably be expected to be material to a Target Company, each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. Except as would not, individually or in the aggregate, reasonably be expected to be material to a Target Company, no Target Company is in default with respect to its obligations under any insurance policy, nor has any Target Company ever been denied insurance coverage for any reason. No Target Company has any self-insurance or co-insurance programs. Except as would not, individually or in the aggregate, reasonably be expected to be material to a Target Company, since April 1, 2012, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy, or requiring or suggesting material alteration of any of assets of a Target Company, purchase of additional equipment or material modification of any of methods of doing business by a Target Company.

(b)                Schedule 4.23(b) identifies each individual insurance claim made by a Target Company since April 1, 2012. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has made any claim against an insurance policy as to which the insurer is denying coverage.

4.24         Top Customers and Suppliers. Schedule 4.24 lists, by dollar volume paid for each of (a) the twelve (12) months ended on March 31, 2016 and (b) the period from April 1, 2016 through September 30, 2016, the ten (10) largest customers of the Target Companies (the “Top Customers”) and the ten largest suppliers of goods or services to the Target Companies (the “Top Suppliers”), along with the amounts of such dollar volumes. The relationships of each Target Company with such suppliers and customers are good commercial working relationships and (i) no Top Supplier or Top Customer within the last twelve (12) months has cancelled or terminated, or, to the Company’s Knowledge, has threatened to or intends to cancel or otherwise terminate, any relationships of such Person with a Target Company, (ii) no Top Supplier or Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its relationships with a Target Company or intends to stop, decrease or limit materially its products or services to any Target Company or its usage or purchase of the products or services of any Target Company, (iii) to the Company’s Knowledge, no Top Supplier or Top Customer intends to refuse to pay any amount due to any Target Company or seek to exercise any remedy against any Target Company, (iv) no Target Company has within the past two (2) years been engaged in any material dispute with any Top Supplier or Top Customer, and (v) to the Company’s Knowledge, the consummation of the transactions contemplated in this Agreement and the Ancillary Documents will not affect the relationship of any Target Company with any Top Supplier or Top Customer.

4.25         Merger Sub Obligations. Merger Sub has no liabilities, debts or obligations of any nature (whether accrued, absolute, contingent, liquidated or unliquidated, unasserted or otherwise) except those incurred in connection with this Agreement, and, other than this Agreement and the Ancillary Documents to which it is or is required to be a party, Merger Sub has not agreed to and is not obligated to make, nor is bound by, any written, oral or other Contract or understanding of any kind.

4.26         Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

4.27         Finders and Investment Bankers. Except as set forth in Schedule 4.27, no Target Company has incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

4.28         EB-5 Program Compliance. The USCIS EB-5 investor program maintained by the Target Companies (the “Company EB-5 Program”) has been operated in accordance with all applicable Laws, including all requirements of the USCIS with respect to EB-5 programs, the Organizational Documents of

Whales Point Lender Manager, LLC, Whales Point Fund, LLP, Island Vistas, LLC and Aina Le’a Real Estate Investment Fund, LLC and any other entity involved in the Company EB-5 Program (the “EB-5 Entities”) and the program and offering documents of the Company EB-5 Program, including the prospectus dated November 14, 2016 (the “EB-5 Documents”). The offering for the Company EB-5 Program has been conducted in accordance with the terms of the EB-5 Documents. The EB-5 Documents constitute all of the necessary documents required by applicable Law with respect to an USCIS EB-5 program. The EB-5 Documents complied in all material respects with the requirements of applicable Laws and do not, did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Golden Pacific Ventures, Inc. is, and at all times during the Company EB-5 Program has been, certified as an EB-5 regional center by the USCIS and is the sole EB-5 regional center through which the Company EB-5 Program is operated. No proceeding by the SEC has been instituted or is pending or, to the Knowledge of the Company, is contemplated by the SEC with respect to the Company EB-5 Program or any of the EB-5 Entities and any request by the SEC for additional information concerning the Company EB-5 Program or the EB-5 Entities has been complied with. Neither the Company nor any of the EB-5 Entities have used any brokers in connection with raising funds for the Company EB-5 Program in violation of USCIS requirements or any other applicable Laws. The conditions for the release of the funds raised in the Company EB-5 Program to the EB-5 Entities as set forth in the EB-5 Documents have been met. The proceeds of Company EB-5 Program have been and will be used in accordance with applicable Law, the EB-5 Documents and Organizational Documents of the EB-5 Entities. There are no pending or threatened claims against the EB-5 Entities or, to the Knowledge of the Company, the regional center by any Governmental Authority or investor or prospective investor in the Company EB-5 Program. Each EB-5 Entity has been duly formed, is validly existing and is in good standing under the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and conduct its businesses as now been conducted. The EB-5 Entities have returned funds to any potential investors in the Company EB-5 Program that have been rejected by the USCIS.

4.29         Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Proxy Documents or the Extension Documents; or (c) in the mailings or other distributions to OAC’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of OAC or its Affiliates.

4.30         Disclosure. No representations or warranties by the Company or Merger Sub in this Agreement (including the disclosure schedules hereto) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the disclosure schedules hereto and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading.

Article V

COVENANTS

5.1             Access and Information.

(a)                The Company shall give, and shall direct its Representatives to give, OAC and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, and subject to any confidentiality agreements with third Persons (the existence and scope of which have been disclosed to OAC in advance), access to all offices and other facilities and to all employees, properties, Contracts, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, as OAC or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and instruct each of the Company’s Representatives to reasonably cooperate with OAC and its Representatives in their investigation; provided, however, that OAC and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies.

(b)                OAC shall give, and shall direct its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, and subject to any confidentiality agreements with third Persons (the existence and scope of which have been disclosed to the Company in advance), access to all offices and other facilities and to all employees, properties, Contracts, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to OAC or its Subsidiaries, as the Company or its Representatives may reasonably request regarding OAC, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and instruct each of OAC’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of OAC and its Subsidiaries.

5.2             Confidentiality. All confidential, proprietary or non-public information obtained by OAC and its Representatives, on the one hand, and the Company and its Representatives, on the other hand, regarding the other party or its Affiliates pursuant to this Agreement or otherwise, shall be kept confidential in accordance with and subject to the Confidentiality Agreement, dated as of October 20, 2016, by and between OAC and the Company (the “Confidentiality Agreement”). The parties further acknowledge and agree that the existence and terms of this Agreement and the transactions contemplated hereby are strictly confidential and that the parties and their respective Representatives shall not disclose to the public or to any third Person the terms of this Agreement and the transactions contemplated hereby other than with the express prior written consent of OAC, the Company and, after the Closing, the OAC Representative, except (a) as may be required by applicable Law or at the request of any Governmental

Authority having jurisdiction over such party or its Representatives, including any applicable public listing requirements, (b) as required to carry out a party’s obligations hereunder or (c) as may be required to defend any action brought against such Person in connection with this Agreement.

5.3             Conduct of Business of the Company and Merger Sub.

(a)                Unless OAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.1 or the Closing (the “Interim Period”), except as expressly contemplated by this Agreement or as set forth on Schedule 5.3, each of the Company and Merger Sub shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Company and its Subsidiaries and their respective businesses, assets and employees, and (iii) take commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, to maintain, in all material respects, their existing relationships with all Top Customers, Top Suppliers and other Persons with whom they do significant business, and to preserve the possession, control and condition of their respective assets, all as consistent with past practice.

(b)                Without limiting the generality of Section 5.3(a) and except as contemplated by the terms of this Agreement or as set forth on Schedule 5.3, during the Interim Period, without the prior written consent of OAC (such consent not to be unreasonably withheld, conditioned or delayed), each of the Company and Merger Sub shall not, and shall cause its Subsidiaries to not:

(i)                 amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii)               authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such equity securities or other securities, except for equity securities issued pursuant to the Existing Private Placement Financing;

(iii)             split, combine, recapitalize or reclassify any of its equity interests or issue any other securities in respect thereof or pay or set aside any distribution or other dividend (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its equity securities or other securities;

(iv)              incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $50,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person;

(v)                increase the wages, salaries or compensation of any of its officers, directors, employees or consultants by more than five percent (5%), or increase bonuses for the foregoing individuals in excess of five percent (5%), or make commitments to advance with respect to bonuses for fiscal year 2016 or 2017, or materially increase other benefits of any of the foregoing individuals, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Contract or Company Benefit Plan, in either case, in effect as of the date of this Agreement that has been disclosed to OAC, or in the ordinary course of business consistent with past practice;

(vi)              make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vii)            transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any of the Company Registered IP, Company Licensed IP or other Company IP, or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii)          terminate or waive or assign any material right under any Company Material Contract or enter into any Contract (A) involving amounts reasonably expected to exceed $50,000 per year or (B) that would be a Company Material Contract, in each case except in the ordinary course of business consistent with past practice;

(ix)              fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x)                establish any Subsidiary or enter into any new line of business;

(xi)              fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xii)            revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to maintain compliance with GAAP after consulting with the Company’s outside auditors;

(xiii)          waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or its Affiliates) not in excess of $50,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xiv)          close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xv)            acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xvi)          make capital expenditures in excess of $50,000 individually for any project (or set of related projects) or $150,000 in the aggregate, except for capital expenditures related to the Villages of Aina Le’a in accordance with the capital expenditure budget provided to OAC prior to the date of this Agreement;

(xvii)        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii)      voluntarily incur any Liability (whether absolute, accrued, contingent or otherwise) in excess of $50,000 individually or $150,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan;

(xix)          sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx)            enter into any agreement, understanding or arrangement with respect to the voting of Company Stock;

(xxi)          take any action that would reasonably be expected to delay or impair the obtaining of any consents or approvals of any Governmental Authority to be obtained in connection with this Agreement;

(xxii)        enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business);

(xxiii)      (A) conduct any land trust or Undivided Land Fraction financing activities, (B) change the relative land ownership status as between any Target Company and any land trust or other individual owners, (C) amend, modify or waive any land trust or Undivided Land Fraction document or (D) permit any beneficial interest in any land trust to be converted into any equity interest of any Target Company; or

(xxiv)      authorize or agree to do any of the foregoing actions.

5.4             Conduct of Business of OAC.

(a)                Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or as set forth on Schedule 5.4, OAC shall, and shall cause its Subsidiaries to, (i) conduct its business, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to OAC and its Subsidiaries and their respective businesses, assets and employees, and (iii) take commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its assets, all as consistent with past practice.

(b)                Without limiting the generality of Section 5.4(a) and except as contemplated by the terms of this Agreement or as set forth on Schedule 5.4, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), OAC shall not, and shall cause its Subsidiaries to not:

(i)                 amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii)               except as contemplated herein, authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such equity securities or other securities;

(iii)             split, combine, recapitalize or reclassify any of its equity interests or issue any other securities in respect thereof or pay or set aside any distribution or other dividend (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its equity securities or other securities;

(iv)              incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $50,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 5.4(b)(iv) shall not prevent OAC from borrowing funds necessary to finance their Expenses incurred in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, including the Extension, up to an aggregate additional Indebtedness during the Interim Period of $1,000,000, which borrowing may be evidenced by an amendment to the OAC Management Convertible Note);

(v)                make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi)              amend, waive or otherwise change in any manner adverse to OAC the agreements governing the Trust Account;

(vii)            terminate or waive or assign any material right under any OAC Material Contract or enter into any Contract (A) involving amounts reasonably expected to exceed $50,000 per year or (B) that would be an OAC Material Contract;

(viii)          fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix)              establish any Subsidiary outside of the ordinary course of business or enter into any new line of business;

(x)                fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xi)              revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to maintain compliance with GAAP and after consulting OAC’s outside auditors;

(xii)            waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, OAC) not in excess of $50,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the OAC Financials;

(xiii)          acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv)          make capital expenditures in excess of $50,000 individually for any project (or set of related projects) or $150,000 in the aggregate (excluding for the avoidance of doubt incurring any Expenses);

(xv)            adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xvi)          voluntarily incur any Liability (whether absolute, accrued, contingent or otherwise) in excess of $50,000 individually or $150,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a material Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 5.4 during the Interim Period;

(xvii)        sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii)    enter into any agreement, understanding or arrangement with respect to the voting of OAC Securities;

(xix)          take any action that would reasonably be expected to materially delay or impair the obtaining of any consents or approvals of any Governmental Authority to be obtained in connection with this Agreement; or

(xx)            authorize or agree to do any of the foregoing actions.

5.5             Company Public Filings; Interim Financial Statements; Nasdaq Listing.

(a)                During the Interim Period, the Company will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws. During the Interim Period, at least three (3) Business Days prior to the date of filing of any Quarterly Report on Form 10-Q or Annual Report on Form 10-K, the Company will provide OAC with a copy thereof and any financial statements set forth therein for inclusion in the Proxy Statement.

(b)                During the Interim Period, within thirty (30) calendar days following the end of each calendar month, the Company shall deliver to OAC an unaudited consolidated balance sheet as of the end of such calendar month and an unaudited consolidated income statement for such calendar month and for the period from the date of the Company Balance Sheet through the end of such calendar month, and in each case, the applicable comparative periods in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Company and its Subsidiaries as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes. Such certificate shall also state that except as noted, from the date of the Company Balance Sheet through the end of such calendar month there has been no Material Adverse Effect with respect to the Company or its Affiliates.

(c)                During the Interim Period, the parties will use their commercially reasonable efforts to cause the shares of Company Common Stock and Replacement Company Warrants to be listed on Nasdaq, effective as of the Closing.

5.6             OAC Public Filings. During the Interim Period, OAC will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts to maintain the listing of the OAC Ordinary Shares, OAC Public Warrants, OAC Public Rights and OAC Public Units on Nasdaq. During the Interim Period, at least three (3) Business Days prior to the date of filing of any Quarterly Report on Form 10-Q or Annual Report on Form 10-K, OAC will provide the Company with a copy thereof and any financial statements set forth therein for inclusion in the Registration Statement

5.7             No Solicitation.

(a)                For purposes of this Agreement, an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction. For purposes of this Agreement, an “Alternative Transaction” means (i) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the (A) sale, transfer, exclusive lease or license or other disposal of all or any material part of the business or assets (other than in the ordinary course of business, including any land sales, whether directly or indirectly through joint ventures, in the ordinary course of business) of the Company and its Subsidiaries, taken as a whole, or (B) the sale, transfer or other disposal of any capital stock or other securities of the Company or its Subsidiaries, in each case of clauses (A) or (B), whether such transaction takes the form of a sale of equity or assets, merger, consolidation, joint venture, partnership, issuance of debt securities or making of a loan or otherwise (provided, that an Alternative Transaction shall exclude (x) a private placement by the Company of up to $60,000,000 in Company Common Stock or Company Preferred Stock at a price per share of no less than $17.50 per share in accordance with the Company’s existing private placement financing efforts as of the date of this Agreement and otherwise on terms and conditions reasonably acceptable to OAC (the “Existing Private Placement Financing”) or (y) the refinancing of outstanding Indebtedness with new Indebtedness) and (ii) with respect to OAC and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination.

(b)                During the Interim Period, in order to induce the other parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and OAC, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Person is a party.

(c)                Each party shall notify the Company and OAC as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such party or its Affiliates, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if verbal) and the identity of the party making such inquiry, proposal, offer or request for information. Each party shall keep the Company and OAC promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

5.8             Notification of Certain Matters. Each of the parties shall give prompt notice to the Company and OAC if any of the following occurs during the Interim Period: (i) there has been a material failure on the part of the party providing the notice to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (ii) receipt of any notice or other communication in writing from any third party (including any Governmental Authority) alleging (A) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement (other than those Consents specified in the Disclosure Schedules or those Consents that are not material) or (B) any non-compliance with any Law in any material respect; (iii) receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (iv) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to set forth in Article VII not being satisfied or the satisfaction of those conditions being materially delayed; or (v) the commencement or, to the Knowledge of such party, threat of any Action against any party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

5.9             Efforts.

(a)                Subject to the terms and conditions of this Agreement, each party shall use commercially reasonable efforts, and shall cooperate fully with the other parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all required approvals of Governmental Authorities), and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b)                In furtherance and not in limitation of Section 5.9(a), to the extent required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (A) cooperate in all respects with each other party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (B) keep the Company and OAC reasonably informed of any communication received by such party or its Representatives from, or given by such party or its Representatives to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), the SEC or any other U.S. or foreign Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (C) permit the Company and OAC and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ, the SEC or any other Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by the FTC, the DOJ, the SEC or such other applicable Governmental Authority or other Person, give the other parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event the Company or OAC is prohibited from participating in or attending any meetings or conferences, the other parties shall keep such party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c)                As soon as reasonably practicable following the date of this Agreement, the parties shall cooperate in all respects with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each party shall give prompt written notice to the Company and OAC if such party or its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the Company and OAC with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each party shall arrange for Representatives of the Company and OAC to be present for such hearing or meeting.

(d)                If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document, the parties shall, and shall cause the respective Representatives to, cooperate in all respects with each other and use their respective commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including using their commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement and the Ancillary Documents.

(e)                Prior to the Effective Time, each party shall use its commercially reasonable efforts to obtain any Consents of third Persons as may be necessary or appropriate for the consummation of the transactions contemplated hereby by such party or required as a result of the execution, performance or consummation of the transactions contemplated hereby by such party, and the other parties shall provide reasonable cooperation in connection with such efforts.

(f)                 Notwithstanding anything herein to the contrary, no party shall be required to agree to any term, condition or modification with respect to obtaining any Consents in connection with the transactions contemplated by this Agreement that would result in, or would be reasonably likely to result in: (i) a Material Adverse Effect to such party or its Affiliates, or (ii) such party having to cease, sell or otherwise dispose of any material assets or businesses (including the requirement that any such assets or business be held separate).

5.10         Further Assurances. The parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

5.11         Registration/Proxy Statement.

(a)                As soon as practicable after the date hereof, (i) OAC shall prepare, with the assistance of the Company, and file with the SEC a proxy statement/prospectus (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from holders of OAC Ordinary Shares for the matters to be acted upon at the Special Meeting (as defined below) and providing such holders an opportunity in accordance with the OAC Charter and the IPO Prospectus to have their OAC Ordinary Shares redeemed (the “Closing Redemption Offer”) in conjunction with the stockholder vote on the OAC Stockholder Approval Matters, and (ii) the Company shall prepare, with the assistance of OAC, and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”), in which the Proxy Statement shall be included as a prospectus, to register the issuance of the Company Common Stock and, to the extent applicable, Replacement Company Warrants (and the shares of Company Common Stock issuable upon the exercise of such Replacement Company Warrants) to be issued in the Merger. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from holders of OAC Ordinary Shares to vote, at an extraordinary general meeting of OAC stockholders to be called and held for such purpose (the “Special Meeting”), in favor of resolutions approving (i) this Agreement and the Merger and the other transactions contemplated by this Agreement, and such other matters as the Company and OAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement (such approvals collectively, the “OAC Stockholder Approval Matters”), and (ii) the adjournment of the Special Meeting, if necessary or desirable in the reasonable determination of OAC). In connection with the Proxy Statement and Registration Statement, the Company and OAC will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation rules set forth in the OAC Charter, the Cayman Act and the rules and regulations of the SEC and Nasdaq. OAC shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide OAC with such information concerning the Target Companies and their stockholders, officers, directors, employees, assets, liabilities, condition (financial or otherwise) business and operations that may be required or appropriate for inclusion in the Proxy Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The Company shall cooperate and provide OAC (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC.

(b)                If OAC reasonably believes that the Closing will most likely not occur prior to March 12, 2017, but that the parties are reasonably capable of causing the Closing to occur after March 12, 2017 but prior to June 12, 2017 (or such earlier date as the Company and OAC may agree, the “Extension Date”), (i) OAC, at its sole election, with the consent of the Company (not to be unreasonably withheld, delayed or conditioned), may prepare, with the assistance of the Company, and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, materials in the form of a proxy statement (the “Extension Proxy Statement”) to be used for the purpose of soliciting proxies from the holders of OAC Ordinary Shares to approve, at a special meeting of the holders of OAC Ordinary Shares (the “Extension Meeting”), an amendment to the OAC Charter to extend the deadline for OAC to consummate its initial business combination from March 12, 2017 to the Extension Date (the “Extension”), and providing such holders with an opportunity to have their Purchaser Ordinary Shares redeemed in connection therewith (the “Extension Redemption Offer” and, together with the Closing Redemption Offer, the “Redemption Offers”).

(c)                The parties shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Proxy Statement, the Special Meeting, the Extension Proxy Statement, the Extension Meeting and the Redemption Offers. Each party shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, OAC and, after the Closing, the OAC Representative, and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Proxy Statement, the Registration Statement and, if applicable, the Extension Proxy Statement, and responding in a timely manner to comments from the SEC. Each party shall promptly correct any information provided by it for use in the Proxy Statement, Registration Statement or the Extension Proxy Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. OAC shall amend or supplement the Proxy Statement and, if applicable, the Extension Proxy Statement and cause such Proxy Statement or Extension Proxy Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of OAC Ordinary Shares, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the OAC Charter. The Company shall amend or supplement the Registration Statement and cause such Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of OAC Ordinary Shares, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement.

(d)                The parties, with the assistance of the other parties, shall promptly respond to any SEC comments on the Registration Statement, the Proxy Statement or the Extension Proxy Statement and shall otherwise use their commercially reasonable efforts to cause the Proxy Statement and, if applicable, the Extension Proxy Statement to “clear” comments from the SEC and the Registration Statement to become effective. Each party shall provide the Company and OAC with copies of any written comments, and shall inform them of any material oral comments, that such party or any of its Representatives receive from the SEC or its staff with respect to the Registration Statement, the Proxy Statement, the Special Meeting, the Extension Proxy Statement, the Extension Meeting and the Redemption Offers promptly after the receipt of such comments and shall give the Company and OAC a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(e)                If applicable, as soon as practicable following the Extension Proxy Statement “clearing” comments from the SEC, OAC shall distribute the Extension Proxy Statement to the holders of OAC Ordinary Shares and, pursuant thereto, shall call the Extension Meeting in accordance with the Cayman Act for a date no later than thirty (30) days following such “clearing” of comments. As soon as practicable following the Proxy Statement “clearing” comments from the SEC, OAC shall distribute the Proxy Statement to the holders of OAC Ordinary Shares and, pursuant thereto, shall call the Special Meeting in accordance with the Cayman Act for a date no later than thirty (30) days following such “clearing” of comments.

(f)                 Each party shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, its Organizational Documents and this Agreement in the preparation, filing and distribution of the Extension Proxy Statement, the Proxy Statement and the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Special Meeting or Extension Meeting, as applicable, and the applicable Redemption Offer.

5.12         Public Announcements.

(a)                The parties agree that no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any party or any of their Affiliates without the prior written consent of the Company, OAC and, after the Closing, the OAC Representative (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable party shall use commercially reasonable efforts to allow the Company, OAC and, after the Closing, the OAC Representative reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b)                The Company and OAC shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, OAC shall file a Current Report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by applicable securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. The Company and the OAC Representative (or if prior to the Closing, OAC) shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, the Company shall file a Current Report on Form 8-K (the “Closing Filing”) on behalf of itself and OAC with the Closing Press Release and a description of the Closing as required by applicable securities Laws, which the OAC Representative shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each party shall, upon request by any other party, furnish the parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

5.13         Post-Closing Board of Directors.

(a)                The parties shall take all necessary action, including causing the directors of the Company to resign, so that effective at the Closing the Company’s board of directors (the “Post-Closing Company Board”) will consist of seven (7) individuals, a majority of which shall be independent directors in accordance with Nasdaq requirements, and two (2) of which independent directors shall be the persons designated by OAC prior to the Effective Time (the “OAC Directors”). The OAC Directors shall be appointed to the class of directors that was elected at the last meeting of Company stockholders to vote for directors (or, if applicable, was elected by written consent), such that the OAC Directors shall each serve for a term as long as any other director on the Post-Closing Company Board.

(b)                At or prior to the Closing, the Company will provide each OAC Director with a director service agreement and customary director indemnification agreement, each in form and substance reasonable acceptable to such OAC Director.

(c)                The Company hereby also agrees that for long as any OAC Directors are serving on the Post-Closing Company Board, the OAC Directors shall have the right to have a total of at least two (2) individuals selected by the OAC Directors to be present at each meeting of the Post-Closing Company Board (and each committee of the board on which an OAC Director serves), whether by physical presence or via conference call (at the election of the OAC Directors), as board observers (the “OAC Board Observers”). For the avoidance of doubt, the OAC Board Observers will not have the right to vote at such meeting and shall be ignored for purposes of determining whether there is a quorum for such meeting. The OAC Board Observers will be entitled to receive copies of any reports or other documents distributed to the Post-Closing Company Board at the time such materials are given to the Post-Closing Company Board. The OAC Board Observers will be reimbursed for any reasonable out-of-pocket travel and other expenses incurred by them in connection with attending or participating in meetings of the Post-Closing Company Board (or committees thereof). If an OAC Board Observer is not already subject to confidentiality obligations to the Company, the Company may require as a condition to attending any such meeting or receiving any confidential meeting materials that he or she agree in writing to reasonable and customary confidentiality obligations with respect to confidential information received by such OAC Board Observer in connection with such meetings.

5.14         New Company Equity Incentive Plan. Prior to the Closing, the Company’s board of directors will adopt on behalf of the Company a new equity incentive plan, which will be in form and substance reasonably acceptable to OAC (the “New Company Equity Incentive Plan”). At the first meeting of the Company’s stockholders to occur after the Closing, the Company will submit the New Company Equity Incentive Plan to its stockholders for their ratification and approval.

5.15         Use of Trust Account Proceeds After the Closing. The parties agree that after the Closing, the funds in the Trust Account shall first be used (a) to pay OAC’s accrued Expenses for the Merger and the other transactions contemplated by this Agreement, (b) to pay the deferred Expenses (including underwriting commissions payable to the underwriters and any legal fees) of the IPO and (c) to pay any outstanding amounts owed under the OAC Management Convertible Note that are not converted into

Company Common Stock and Replacement Company Warrants in accordance with Section 1.7(i). Such Expenses will be paid at the Closing. Any remaining cash will be used for general corporate purposes.

Article VI
SURVIVAL

6.1             Survival. The representations, warranties, covenants and agreements of the parties contained in this Agreement shall terminate as of and shall not survive beyond the Closing, and after the Closing there shall be no liability in respect thereof, including liability for any inaccuracy, misrepresentation, breach of, default in, or failure to perform any such representations, warranties, covenants or agreements whether, such liability has accrued prior to or after the Closing, on the part of any party, its Affiliates or any of its or their respective partners, members, officers, directors, employees, agents or representatives, except (a) for those covenants and agreements to the extent that by their terms apply or are to be performed in whole or in part at or after the Closing and (b) as provided in Article X, which surviving provisions shall be the sole and exclusive remedies of each party with respect to this Agreement from and after the Closing.

Article VII
CLOSING CONDITIONS

7.1             Conditions to Each Party’s Obligations. The obligations of each party to consummate the Merger and the other transactions described herein shall be subject to the satisfaction or written waiver (where permissible) of the following conditions:

(a)                Registration Statement. The SEC shall have declared the Registration Statement effective, and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued.

(b)                Required OAC Stockholder Approval. The OAC Stockholder Approval Matters that are submitted to the vote of the OAC stockholders at the Special Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the stockholders of OAC at the Special Meeting in accordance with the Proxy Statement (the “Required OAC Stockholder Vote”).

(c)                Antitrust Laws. The waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(d)                Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement, shall have been obtained or made.

(e)                Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 7.1(e) shall have each been obtained or made.

(f)                 No Law. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(g)                No Litigation. There shall not be any pending Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

(h)                Net Tangible Assets Test. Upon the Closing, and after giving effect to the completion of the Closing Redemption Offer, OAC shall have net tangible assets of at least $5,000,001, excluding any assets or liabilities of the Target Companies.

(i)                 Minimum Cash Condition. Upon the Closing, the Non-Redemption Amount, after deducting any unpaid Expenses of OAC as of the Closing (whether due at, prior to or after the Closing), will be no less than $15,000,000, excluding any assets or liabilities of the Target Companies.

(j)                 Amended Share Escrow Agreement. The Share Escrow Agreement, dated as of December 12, 2014, as amended, by and among OAC, Continental Stock Transfer & Trust Company and the OAC Sponsor Group, as assignees of the Initial Shareholders thereunder, shall have been amended (as amended, the “Amended Share Escrow Agreement”) so that the Company Common Stock received by the OAC Sponsor Group as Merger consideration with respect to the remaining Escrow Shares (as defined therein) after giving effect to the OAC Sponsor Group Letter shall become the Escrow Shares thereunder, any reference to OAC or OAC Ordinary Shares thereunder after the Closing shall instead refer to the Company and the Company Common Stock, respectively, and any stock price of the OAC Ordinary Shares referenced thereunder shall be equitably adjusted by dividing such amount by the Per Share Merger Consideration.

7.2             Conditions to Obligations of the Company and Merger Sub. In addition to the conditions specified in Section 7.1, the obligations of the Company and Merger Sub to consummate to consummate the Merger and the other transactions described herein are subject to the satisfaction or written waiver (by the Company) of the following additional conditions:

(a)                Representations and Warranties. The representations and warranties of OAC set forth in this Agreement and in any certificate delivered by any OAC pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, except (i) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, and (ii) this condition shall be deemed satisfied unless the incorrectness of such representations and warranties would, in the aggregate, reasonably be expected to result in a Material Adverse Effect on, or with respect to, OAC.

(b)                Agreements and Covenants. OAC shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)                No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to OAC since the date of this Agreement.

(d)                Closing Deliveries.

(i)                 Officer Certificate. OAC shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of OAC in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c).

(ii)               Secretary Certificate. OAC shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to (A) copies of the OAC Charter as in effect on the Closing Date (prior to the Effective Time), (B) the resolutions of OAC’s board of directors authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the Merger and each of the other transactions contemplated hereby and thereby, (C) evidence that the Required OAC Stockholder Vote has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which OAC is a party or otherwise bound.

(iii)             Good Standing. OAC shall have delivered to the Company good standing certificates (or similar documents applicable for such jurisdictions) for OAC certified as of a date no later than thirty (30) days prior to the Closing Date from the proper Governmental Authority of OAC’s jurisdiction of organization and from each other jurisdiction in which OAC is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(e)                OAC Sponsor Group Letter. The letter agreement, dated as of the date of this Agreement (the “OAC Sponsor Group Letter”), by and among the OAC Sponsor Group, OAC and the Company shall be in full force and effect, and the OAC Sponsor Group shall have forfeited the number of OAC Ordinary Shares as required by the terms of the OAC Sponsor Group Letter.

7.3             Conditions to Obligations of OAC. In addition to the conditions specified in Section 7.1, the obligations of the OAC to consummate the Merger and the other transactions described herein are subject to the satisfaction or written waiver (by the Company) of the following additional conditions:

(a)                Representations and Warranties. The representations and warranties of the Company and Merger Sub set forth in this Agreement and in any certificate delivered by any such party pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect (except with respect to the representation and warranties contained in Section 4.28), shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, except (i) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, and (ii), except with respect to the representations and warranties contained in Section 4.28 (which representations and warranties must be true and correct in all respects), this condition shall be deemed satisfied unless the incorrectness of such representations and warranties would, in the aggregate, reasonably be expected to result in a Material Adverse Effect on, or with respect to, any Target Company or Merger Sub.

(b)                Agreements and Covenants. Each of the Company and Merger Sub shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)                No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to any Target Company or Merger Sub since the date of this Agreement.

(d)                Closing Deliveries.

(i)                 Officer Certificate. Each of the Company and Merger Sub shall have delivered to OAC a certificate, dated the Closing Date, signed by an executive officer of such party in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.3(a), 7.3(b) and 7.3(c).

(ii)               Secretary Certificate. Each of the Company and Merger Sub shall have delivered to OAC a certificate from its secretary certifying as to (A) copies of such party’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of such party’s board of directors and stockholders authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the Merger and the other transactions contemplated hereby and thereby, and (C) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which such party is a party or otherwise bound.

(iii)             Good Standing. Each of the Company and Merger Sub shall have delivered to OAC good standing certificates (or similar documents applicable for such jurisdictions) for such party and each of its Subsidiaries certified as of a date no later than thirty (30) days prior to the Closing Date from the proper Governmental Authority of its jurisdiction of organization and from each other jurisdiction in which it is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv)              Post-Closing Company Board. OAC shall have received evidence reasonably acceptable to OAC that the Post-Closing Company Board as of the Closing is consistent with the requirements of Section 5.13, including the appointment of the OAC Directors. The OAC Directors shall have received director service agreements and director indemnification agreements in accordance with the requirements of Section 5.13.

(v)                New Company Equity Incentive Plan. OAC shall have received evidence reasonably acceptable to OAC that the Company’s board of directors shall have adopted the New Company Equity Incentive Plan in accordance with Section 5.14.

(vi)              Legal Opinion. OAC shall have received an opinion from the Company’s counsel, in form and substance reasonably satisfactory to OAC, addressed to OAC and dated as of the Closing Date.

(vii)            Transfer Agent Instruction Letter. OAC shall have received a copy of a letter to the Company’s transfer agent, duly executed by the Company, providing irrevocable instructions to issue the Merger consideration to the holders of OAC Securities in accordance with the terms of this Agreement.

(viii)          Lock-Up Agreements. Each of the stockholders or group of stockholders (in accordance with Exchange Act requirements) of the Company that as of immediately prior to the Effective Time beneficially own at least five percent (5%) of the issued and outstanding shares of capital stock of the Company or that is an executive officer of the Company shall enter into a lock-up agreement with the Company (each, a “Lock-Up Agreement”), subjecting such stockholders to transfer restrictions with respect to their Company securities substantially identical to those imposed upon the OAC Sponsor Group under the Amended Share Escrow Agreement, and which Lock-Up Agreement shall otherwise be in form and substance reasonably acceptable to OAC and the Company.

(ix)              Shanghai Zhongyou Waiver. OAC shall have received evidence reasonably acceptable to OAC that the Shanghai Zhongyou Real Estate Group (and any successor or assignee thereof) shall have waived all of its rights under that certain Equity Investment and Joint

Development Agreement, dated as of October 31, 2014, between the Company and the Shanghai Zhongyou Real Estate Group or that such agreement shall otherwise have been terminated and extinguished in full.

(x)                Extension Agreement. The Company shall have entered into an Extension Agreement with Waikoloa Water Company, Inc. in connection with water requirements for Parcel D-1-B-2 that is consistent with the terms previously disclosed to OAC or otherwise reasonably acceptable to OAC.

(xi)              Title Insurance. The Company’s title company shall have irrevocably committed to issue a title policy insuring title to the Company Real Properties, including each of the Parcels, as of the Closing Date on a form of owner’s title insurance policy reasonably acceptable to OAC, conditioned only on the payment of required premiums.

(xii)            Transfer Tax Returns. The Company shall have prepared and delivered all transfer Tax Returns, if any, which are required by applicable Law in connection with the payment of all state or local real property transfer Taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement, in each case, as reasonably approved by OAC.

(xiii)          Bulk Sales Certificate. If required pursuant to Hawaii Revised Statutes Section 237-43, the Company shall have delivered to OAC a Bulk Sales Certificate duly executed and issued by the State of Hawaii Department of Taxation.

(xiv)          Hawaiian Resident for Tax Purposes. If applicable, the Company shall deliver an executed Form N-289 issued by the State of Hawaii Department of Taxation confirming that the Company is a “Hawaii Resident” for purposes of Hawaii Revised Statutes Section 235-68.

(xv)            FIRPTA Affidavit. If applicable, the Company shall deliver to OAC an executed certificate confirming that the Company is not a “Foreign Person” and that the transactions contemplated by this Agreement are not subject to Section 1445 of the Code.

7.4             Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article VIII
TERMINATION AND EXPENSES

8.1             Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time as follows:

(a)                by mutual written consent of the OAC and the Company;

(b)                by written notice by either OAC or the Company to the other if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by March 12, 2017 (the “Outside Date”) (unless OAC seeks and receives the approval of its shareholders for the Extension, in which case, the Outside Date shall be extended to the Extension Date); provided, however, the right to terminate this Agreement under this Section 8.1(b) shall not be available to a party if the breach or violation by such party or its Affiliates of any representation, warranty, covenant or obligation under this

Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c)                by written notice by either OAC or the Company to the other if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger or the other transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a party if the breach or violation by such party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, such action by such Governmental Authority;

(d)                by written notice by the Company to OAC, if (i) there has been a breach by OAC of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of OAC shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) thirty (30) days after written notice of such breach or inaccuracy is provided by the Company or (B) the Outside Date;

(e)                by written notice by OAC to the Company, if (i) there has been a breach by the Company or Merger Sub of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such party shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii), except with respect to the representations and warranties set forth in Section 4.28 (for which there shall be no cure period), the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) thirty (30) days after written notice of such breach or inaccuracy is provided by OAC or (B) the Outside Date;

(f)                 by written notice by OAC to the Company if there shall have been a Material Adverse Effect on the Company or Merger Sub or their respective Subsidiaries following the date of this Agreement which is uncured and continuing; or

(g)                by written notice by OAC to the Company if (i) the Special Meeting is held and the Required OAC Stockholder Vote is not obtained as such meeting or (ii) the Extension Meeting (including any adjournments or postponements thereof) is held and shall have concluded and the Extension shall not have been approved.

8.2             Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.1 and pursuant to a written notice delivered by the terminating party to the other applicable party, which sets forth the basis for such termination, including the provision of Section 9.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any party or any of their respective Representatives, and all rights and obligations of each party shall cease, except (i) Sections 5.2, 5.12, Article VI, Article IX, Article X and this Article VIII shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or Fraud Claim against such party, in either case, prior to termination of this Agreement (subject to Article IX).

8.3             Fees and Expenses. Subject to Sections 5.11(b), 9.1 and 10.13, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and/ or any of its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any ancillary document related hereto and all other matters related to the consummation of this Agreement, including the Extension. With respect to OAC, Expenses shall include costs and expenses incurred in connection with the Extension and any and all deferred expenses (including underwriting commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination.

Article IX
TRUST FUND WAIVER

9.1             Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company warrants and represents that it has read the IPO Prospectus and understands that the OAC has established the Trust Account containing the proceeds of the IPO and the OAC Private Placement (including interest accrued from time to time thereon) for the benefit of OAC’s public stockholders (including overallotment shares acquired by OAC’s underwriters) (the “Public Stockholders”) and that, except as otherwise described in the IPO Prospectus, OAC may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their OAC Ordinary Shares in connection with the consummation of OAC’s initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”), (b) to the Public Stockholders if OAC fails to consummate a Business Combination by March 12, 2017 (as extended by the Initial Extension and the Second Extension, and as it may be further extended by the Extension), (c) with respect to any interest earned on the amounts held in the Trust Account necessary to pay any taxes or for working capital requirements or (d) to OAC after or concurrently with the consummation of a Business Combination. For and in consideration of the OAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, neither the Company nor its Affiliates does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom that are paid directly or indirectly through OAC to Public Stockholders (“Public Distributions”), or make any claim against the Trust Account (including any Public Distributions), regardless of whether such claim arises as a result of, in connection with or relating in any way to, any proposed or actual business relationship between the OAC or its Representatives, on the one hand, and the Company or its Representatives, on the other hand, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Company on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that the Company or its Affiliates may have against the Trust Account (including any Public Distributions) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with OAC or its Representatives and will not seek recourse against the Trust Account (including any Public Distributions) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with OAC or its Affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the OAC and its Affiliates to induce OAC to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable under applicable Law. To the extent the Company or any of its Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the OAC or its Representatives, which proceeding seeks, in whole or in part, monetary relief against the OAC or its Representatives, the Company hereby acknowledges and agrees its sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit any the Company or its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any Public Distributions) or any amounts contained therein. In the event that the Company or any of its Affiliates commences an Action based upon, in connection with, relating to or arising out of any matter relating to OAC or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any Public Distributions) or the Public Stockholders, whether in the form of money damages or injunctive relief, OAC and its Representatives shall be entitled to recover from the Company and its Affiliates the associated legal fees and costs in connection with any such Action, in the event the OAC or its Representatives, as applicable, prevails in such Action. For the avoidance of doubt, for purposes of this Section 9.1, the members of the OAC Sponsor Group shall be deemed to be Affiliates of OAC. This Section 9.1 shall survive termination of this Agreement for any reason.

Article X
MISCELLANEOUS

10.1         Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to OAC, to: Origo Acquisition Corporation 708 Third Avenue New York, New York 10017 Attn: Jose Aldeanueva, Chief Financial Officer Telephone No.: (212) 634-4512 Email: jaldea@aol.com with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Douglas Ellenoff, Esq.
        Stuart Neuhauser, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email: ellenoff@egsllp.com
          sneuhauser@egsllp.com

If to the Company or Merger Sub, or after the Closing, the Surviving Corporation, to:

Aina Le’a, Inc.
Suite 2617, 69-201 Waikoloa Beach Drive
Waikoloa, HI 96738
Attn: Robert J. Wessels, Chief Executive Officer
Telephone No: (808) 886-1702
Email: bob@ainalea.com

with copies (which will not constitute notice) to:

Greenberg Traurig, LLP
3161 Michelson Drive, Suite 1000
Irvine, CA 92612
Attn: Raymond A. Lee, Esq.
Facsimile No.: (949) 732-6501
Telephone No.: (949) 732-6510
Email: LeeR@gtlaw.com

and

Aina Le’a, Inc.
Suite 2617, 69-201 Waikoloa Beach Drive
Waikoloa, HI 96738
Attn: Richard P. Bernstein, General Counsel
Facsimile No.: (916) 921-7712
Telephone No.: (916) 921-7710
Email: rbernstein@rpblegal.com

If to the OAC Representative, to: Jose Aldeanueva c/o Origo Acquisition Corporation 708 Third Avenue New York, New York 10017 Telephone No.: (212) 634-4512 Email: jaldea@aol.com with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Douglas Ellenoff, Esq.
        Stuart Neuhauser, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email: ellenoff@egsllp.com
          sneuhauser@egsllp.com

10.2         Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Company and OAC, and after the Closing, the OAC Representative, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning party of its obligations hereunder.

10.3         Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a party hereto or thereto or a successor or permitted assign of such a party.

10.4         Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any court in which appeal from such courts may be taken) (the “Specified Courts”). Each party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 10.1. Nothing in this Section 10.4 shall affect the right of any party to serve legal process in any other manner permitted by Law.

10.5         Waiver of Jury Trial. Each party hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each party hereto (i) certifies that no Representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Action, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.5.

10.6         Specific Performance. Each party acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable party in accordance with their specific terms or were otherwise breached. Accordingly, each party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

10.7         Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions to be consummated as originally contemplated to the fullest extent possible.

10.8         Amendment. This Agreement may only be amended pursuant to a written agreement signed by each of the Company, OAC and the OAC Representative.

10.9         Waiver. OAC on behalf of itself and its Affiliates, the Company on behalf of itself and its Affiliates, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by such other non-Affiliated party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of the party or parties to be bound thereby (including by the OAC Representative in lieu of OAC to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing shall also require the prior written consent of the OAC Representative.

10.10     Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with Confidentiality Agreement embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein or the Confidentiality Agreement, which collectively supersede all prior agreements and the understandings among the parties with respect to such subject matter.

10.11     Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article” and “Schedule” are intended to refer to Sections, Articles and Schedules to this Agreement; (k) the term “Dollars” or “$” means United States dollars; and (l) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”. Any reference in this Agreement or any Ancillary Document to a Person’s (i) directors shall include any member of such Person’s governing body, (ii) officers shall include any Person filling a substantially similar position for such Person or (iii) stockholders or shareholders shall include any applicable owners of the equity interests of such Person, in whatever form. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company or Merger Sub to be given, delivered, provided or made available by the Company or Merger Sub, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to OAC or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of OAC and its Representatives and OAC and its Representatives have been given access to the electronic folders containing such information.

10.12     Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.13     OAC Representative.

(a)                The Company, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement, hereby appoints, and by delivery of their letter of transmittal, each holder of OAC Securities as of the Effective Time shall be deemed to have appointed, effective as of the Effective Time, Jose Aldeanueva, in his capacity as the OAC Representative, as each such Person’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person in connection with: (i) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the OAC Representative is a party in such capacity; (ii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under this Agreement or any Ancillary Documents to which the OAC Representative is a party in such capacity, (iii) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the OAC Representative, in its sole discretion, deems necessary or advisable in the performance of its duties as the OAC Representative and to rely on their advice and counsel; (iv) incurring and paying expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other fees and expenses allocable or in any way relating to such transaction or any indemnification claim; and (v) otherwise enforcing the rights and obligations of any such Persons under this Agreement and the Ancillary Documents to which the OAC Representative is a party in such capacity, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person; provided, that the parties acknowledge that the OAC Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the stockholders of the Company other than the stockholders of the Company immediately prior to the Effective Time, and their respective successors and assigns. All decisions and actions by the OAC Representative, shall be binding upon the Company and its Subsidiaries, successors and assigns, and no party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 10.13 are irrevocable and coupled with an interest. The OAC Representative hereby accepts its appointment and authorization as the OAC Representative under this Agreement.

(b)                The OAC Representative shall not be liable for any act done or omitted under this Agreement or any Ancillary Document as the OAC Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Company shall indemnify, defend and hold harmless the OAC Representative from and against any and all Losses incurred without gross negligence, bad faith or willful misconduct on the part of the OAC Representative and arising out of or in connection with the acceptance or administration of the OAC Representative’s duties (in its capacity as such) under this Agreement or any Ancillary Document, including the reasonable fees and expenses of any legal counsel retained by the OAC Representative. In no event shall the OAC Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The OAC Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the OAC Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the OAC Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Company, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the OAC Representative may deem necessary or desirable from time to time. All of the indemnities, immunities, releases and powers granted to the OAC Representative under this Section 10.13 shall survive the Closing and survive indefinitely.

(c)                The Person serving as the OAC Representative may resign upon ten (10) days’ prior written notice to the Company, provided, that the OAC Representative appoints a replacement OAC Representative. Each successor OAC Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original OAC Representative, and the term “OAC Representative” as used herein shall be deemed to include any such successor OAC Representatives.

10.14     Representation of OAC. The parties agree that, notwithstanding the fact that EGS may have, prior to Closing, jointly represented OAC, the OAC Sponsor Group and/or the OAC Representative in connection with this Agreement, and has also represented OAC, the OAC Sponsor Group and/or their respective Affiliates in connection with matters other than the transaction that is the subject of this Agreement, EGS will be permitted in the future, after Closing, to represent one or more of the OAC Sponsor Group or the OAC Representative or their Affiliates in connection with matters in which such Persons are adverse to the Surviving Corporation or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Company and Merger Sub, who are represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s future representation of one or more of the OAC Sponsor Group or the OAC Representative or their Affiliates in which the interests of such Person are adverse to the interests of the Surviving Corporation and/or the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement. The parties hereto acknowledge and agree that, for the purposes of the attorney-client privilege, the OAC Representative (and not the Surviving Corporation or its directors, officers or employees), shall be deemed the clients of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents.

Article XI
DEFINITIONS

11.1         Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Ancillary Documents” means each agreement, certificate, instrument or document to be executed or delivered by any of the parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid regulation promulgated or ruling issued thereunder.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Options” means mean options (including commitments to grant options) to purchase shares of Company Common Stock issued pursuant to any Company Benefit Plan.

“Company Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company.

“Company Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner) of the

Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Disclosure Schedules” means the OAC Disclosure Schedules or the Company Disclosure Schedules, as applicable.

“EBC” means Early Bird Capital, Inc., the lead underwriter in the IPO.

“Environmental Law” means any Law, now or hereafter in effect, in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. §1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), the Clean Water Act (33 U.S.C. §1251 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. §651 et seq.), as each has been or may be amended.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific section of ERISA shall include such section and any valid regulation promulgated or ruling issued thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest) or for the deferred purchase price of property or services, (b) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (c) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (d) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (e) all obligations of such Person in respect of acceptances issued or created, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by an Lien on any property of such Person, (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (i) all obligation described in clauses (a) through (h) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: (i) Patents, (ii) Trademarks, (iii) Copyrights, (iv) Trade Secrets, (v) computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases Software, (vi) domain name registrations, web sites and web pages and related rights, items and documentation related thereto and (vii) other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“IPO” means the initial public offering of OAC Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of OAC (f/k/a CB Pharma Acquisition Corp.), filed with the SEC (File No. 333-199558) and dated as of December 12, 2014.

“Knowledge” means, (i) with respect to any party that is an entity, the actual knowledge of its directors and executive officers, after due inquiry and (ii) with respect to any party that is an individual, the actual knowledge of such party after due inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Loss” means any losses, Actions, Orders, Liabilities, damages (including consequential damages), Taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses).

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries to consummate the transactions contemplated this Agreement or any Ancillary Document on a timely basis. Notwithstanding the foregoing, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the United States or any other country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); and (vi), with respect to OAC, the consummation and effects of any Redemption Offers; provided, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) to (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to OAC, the amount of redemptions in any Redemption Offers or the failure to obtain the Required OAC Stockholder Vote or the Extension shall not be deemed to be a Material Adverse Effect on or with respect to OAC.

“Merger Sub Common Stock” means the common stock, par value $0.01 per share, of Merger Sub.

“Nasdaq” means the Nasdaq Capital Market.

“Non-Redemption Amount” means the amount of cash or cash equivalents available after the exercise of the redemption rights of the Public Stockholders in the Closing Redemption Offer in connection with the Closing pursuant to the OAC Organizational Documents and IPO Prospectus.

“OAC Charter” means Amended and Restated Memorandum and Articles of Association of OAC, as amended.

“OAC Fortress Convertible Notes” means those certain convertible promissory notes in the aggregate principal amount of $325,000 issued by OAC on March 19, 2015 ($100,000 in principal), October 2015 ($50,000 in principal), February 3, 2016 ($100,000 in principal) and March 16, 2016 ($75,000 in principal) to Fortress Biotech, Inc., which the holder thereof had previously agreed to convert the outstanding obligations thereunder upon the consummation of a Business Combination into 32,500 OAC Private Units at a price of $10.00 per unit.

“OAC Management Convertible Note” means that certain convertible promissory note in the initial principal amount of $1,000,000 issued by OAC on June 10, 2016 to certain members of the OAC Sponsor Group (as amended on December 16, 2016 in connection with the Second Extension and for additional working capital commitments by the OAC Sponsor Group to increase the principal thereunder by $320,000 to an aggregate outstanding balance of $1,287,665 and to add interest at a rate of 5.5%, with such interest capped at $32,335), of which up to $175,000 in principal amount is convertible upon consummation of a Business Combination at the option of the holder into up to 17,500 OAC Private Units at $10.00 per unit, as it may be amended after the date of this Agreement in accordance with the requirements of this Agreement (including Section 5.4 hereof).

“OAC Ordinary Shares” means the ordinary shares, par value $0.0001 per share, of OAC.

“OAC Private Right” means one right that was included as part of each OAC Private Unit entitling the holder thereof to receive one-tenth (1/10th) of an OAC Ordinary Share upon the consummation by OAC of an initial Business Combination.

“OAC Private Unit” means the units issued in the OAC Private Placement, consisting of one OAC Ordinary Share, one OAC Private Warrant to purchase one-half (½) of an OAC Ordinary Share and one OAC Private Right.

“OAC Private Warrant” means one whole warrant that was included in as part of each OAC Private Unit entitling the holder thereof to purchase one-half (½) of an OAC Ordinary Share at a price of $11.50 per share, which are not subject to redemption, but are entitled to cashless exercise in accordance with the terms thereof.

“OAC Public Right” means one right that was included as part of each OAC Public Unit entitling the holder thereof to receive one-tenth (1/10th) of an OAC Ordinary Share upon the consummation by OAC of an initial Business Combination.

“OAC Public Unit” means the units issued in the IPO, consisting of one OAC Ordinary Share, one OAC Public Warrant to purchase one-half (½) of an OAC Ordinary Share and one OAC Public Right.

“OAC Public Warrant” means one whole warrant that was included in as part of each OAC Public Unit entitling the holder thereof to purchase one-half (½) of an OAC Ordinary Share at a price of $11.50 per share, subject to redemption in accordance with the terms thereof.

“OAC Right” means an OAC Private Right or OAC Public Right.

“OAC Second Extension Note” means that certain Promissory Note, dated as of December 12, 2016, in the principal amount of $310,900 payable by Edward J. Fred to OAC.

“OAC Securities” means, collectively, the OAC Ordinary Shares, the OAC Rights, the OAC Warrants, the OAC UPO, the OAC Fortress Convertible Notes and the OAC Management Convertible Note.

“OAC Sponsor Group” means, collectively, EJF Opportunities, LLC, Stephen B. Pudles, Jose M. Aldeanueva, Jeffrey J. Gutovich Profit Sharing Plan and Barry Rodgers.

“OAC Unit” means an OAC Private Unit or OAC Public Unit.

“OAC UPO” means the unit purchase options granted to EBC to purchase up to 400,000 Public OAC Units at a price of $11.00 per unit, commencing upon the consummation of the Closing, and expiring December 12, 2019.

“OAC Warrant” means an OAC Private Warrant or OAC Public Warrant.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to OAC, the OAC Charter, and with respect to any other party, its Certificate of Incorporation and Bylaws or similar organizational documents, in each case, as amended.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) statutory Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (e) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over any owned or leased real property, which are not violated by the current use and operation of such real property and which do not materially impair the occupancy, use or value of such real property for the purposes for which it is currently used or contemplated to be used, (f) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to owned or leased real property, which do not materially impair the occupancy, use or value of such real property for the purposes for which it is currently used or contemplated to be used, or (g) any right of way or easement related to public roads and highways, which do not materially impair the occupancy, use or value of such real property for the purposes for which it is currently used or contemplated to be used.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representative” means, as to any Person, such Person’s Affiliates and the managers, directors, officers, employees, agents and advisors (including financial advisors, counsel and accountants) of such Person and its Affiliates.

“SEC” means the Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

“Target Company” means each of the Company and its direct and indirect Subsidiaries, including Merger Sub.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trust Account” means the trust account established by OAC with the proceeds from the IPO and the OAC Private Placement in accordance with the IPO Prospectus.

“USCIS” means the U.S. Citizenship and Immigration Services (or any successor Governmental Authority).

11.2         Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section	Term	Section
Acquisition Proposal	5.7(a)	Closing Redemption Offer	5.11(a)
Agreement	Preamble	Company	Preamble
Alternative Transaction	5.7(a)	Company Balance Sheet	4.7(e)
Amended Share Escrow Agreement	7.1(j)	Company Benefit Plan	4.21(a)
Antitrust Laws	5.9(b)	Company Disclosure Schedules	Article IV
Business Combination	9.1	Company EB-5 Program	4.28
Cayman Act	Recitals	Company Financials	4.7(b)
Certificate of Merger	1.2	Company IP	4.13(c)
Closing	2.1	Company IP Licenses	4.13(a)
Closing Date	2.1	Company Leased Properties	4.15(a)
Closing Filing	5.12(b)	Company Material Contract	4.12(a)
Closing Press Release	5.12(b)	Company Owned Properties	4.15(a)

Term	Section	Term	Section
Company Permits	4.1	OAC Disclosure Schedules	Article III
Company Real Properties	4.15(a)	OAC Financials	3.6(c)
Company Real Property Leases	4.15(a)	OAC Material Contracts	3.14(a)
Company Registered IP	4.13(a)	OAC Private Placement	3.5(a)
Company SEC Reports	4.7(a)	OAC Representative	Preamble
Confidentiality Agreement	5.2	OAC SEC Reports	3.6(a)
DGCL	Recitals	OAC Stockholder Approval Matters	5.11(a)
Dissenting Shareholders	1.1	Outside Date	8.1(b)
Dissenting Shares	1.1	Parcel D-1-B-1	4.16(g)
DOJ	5.9(b)	Parcel D-1-B-2	4.16(c)
EB-5 Documents	4.28	Parcels	4.16(g)
EB-5 Entities	4.28	Per Share Merger Consideration	1.6(a)
Effective Time	1.2	Plan of Merger	1.2
EGS	2.1	Post-Closing Company Board	5.13(a)
Enforceability Exceptions	3.2	Proxy Statement	5.11(a)
Environmental Permit	4.17(a)	Public Distributions	9.1
Exchange Agent	1.8(a)	Public Stockholders	9.1
Existing Private Placement Financing	5.7(a)	Redemption Offers	5.11(b)
Expenses	8.3	Registration Statement	5.11(a)
Extension	5.11(b)	Related Person	4.22
Extension Date	5.11(b)	Released Claims	9.1
Extension Meeting	5.11(b)	Replacement Company Warrant	1.7(d)
Extension Proxy Statement	5.11(b)	Replacement Company UPO	1.7(g)
Extension Redemption Offer	5.11(b)	Required OAC Stockholder Vote	7.1(b)
FTC	5.9(b)	Second Extension	3.5(d)
Initial Extension	3.5(d)	Section 409A Plan	4.21(k)
Interim Period	5.3(a)	Signing Filing	5.12(b)
Lock-Up Agreement	7.3(d)(viii)	Signing Press Release	5.12(b)
Merger	Recitals	Special Meeting	5.11(a)
Merger Sub	Preamble	Specified Courts	10.4
New Company Equity Incentive Plan	5.14	OAC Sponsor Group Letter	7.2(e)
OAC	Preamble	Surviving Corporation	1.1
OAB Board Observers	5.13(c)	Top Customer	4.24
OAC Certificates	1.8(a)	Top Supplier	4.24
OAC Directors	5.13(a)

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IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first above written.

OAC: ORIGO ACQUISITION CORPORATION By: /s/ Jose Aldeanueva Name: Jose Aldeanueva Title: Chief Financial Officer
The Company: AINA LE’A INC. By: /s/ Robert Wessels Name: Robert Wessels Title: Chief Executive Officer
Merger Sub: AINA LE’A MERGER SUB, INC. By: /s/ Robert Wessels Name: Robert Wessels Title: Manager
The OAC Representative: /s/ Jose Aldeanueva Jose Aldeanueva, in the capacity hereunder as the OAC Representative

{Signature Page to Merger Agreement}